Exhibit 99.3
PRO FORMA VALUATION REPORT
ATLANTIC COAST FEDERAL CORPORATION
Waycross, Georgia
PROPOSED HOLDING COMPANY FOR:
ATLANTIC COAST BANK
Waycross, Georgia
Dated As Of:
May 28, 2010

Prepared By:
RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia 22201

RP® FINANCIAL, LC.

Serving the Financial Services Industry Since 1988
May 28, 2010
Boards of Directors
Atlantic Coast Federal MHC
Atlantic Coast Federal Corporation
Atlantic Coast Bank
505 Haines Avenue
Waycross, Georgia 31501
Members of the Boards of Directors:
     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by Atlantic Coast Federal Corporation, Waycross, Georgia (“ACFC” or the “Company”) in connection with the mutual-to-stock conversion of Atlantic Coast Federal MHC (the “MHC”). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 65.06% of the common stock of ACFC (the “MHC Shares”), the mid-tier holding company for Atlantic Coast Bank, Waycross, Georgia (the “Bank”). The remaining 34.94% of ACFC’s common stock is owned by public stockholders. ACFC, which completed its initial public stock offering in October 2004, owns 100% of the common stock of the Bank. It is our understanding that ACFC will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community with a preference given first to residents of the Georgia counties of Chatham, Coffee and Ware and the Florida counties of Clay, Duval, Flagler, Nassau and St. John’s, and then to ACFC’s public stockholders.
     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).
Plan of Conversion and Stock Issuance
     On June 16, 2010, the respective Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the mutual holding company will convert to the stock form of organization. Pursuant to the Plan of Conversion, (i) newly formed ACFC will be organized as a stock subsidiary of the mid-tier holding company, (ii) the MHC will merge with and into the mid-tier holding company (the “MHC Merger”) with the mid-tier holding company being the survivor, and the MHC Shares will be cancelled; (iii) the mid-tier holding company will merge with the newly formed ACFC (the “Mid-Tier Merger”) with ACFC as the resulting entity and the Bank becoming a wholly-owned subsidiary of

Washington Headquarters
Three Ballston Plaza 1100 North Glebe Road, Suite 1100 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Boards of Directors
May 28, 2010

ACFC; and (iv) immediately after the Mid-Tier Merger, newly formed ACFC will offer and sell shares of its common stock to certain depositors of the Bank, residents of the Bank’s local community and shareholders of the Company and others in the manner and subject to the priorities set forth in the Plan of Conversion. As of May 28, 2010, the MHC’s ownership interest in ACFC approximated 65.06%. The Company will also issue shares of its common stock to the public stockholders of ACFC pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued ACFC common stock as owned immediately prior to the conversion. As of May 28, 2010, the public stockholders’ ownership interest in ACFC approximated 34.94%.
     In addition, ACFC is offering 1,650,000 shares of common stock to selected investors in a supplemental offering that will close immediately following completion of the second step conversion offering.
RP® Financial, LC.
     RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.
Valuation Methodology
     In preparing our Appraisal, we have reviewed the regulatory applications of ACFC, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of ACFC, the Bank and the MHC that has included a review of audited financial information for fiscal years ended December 31, 2005 through 2009, and the three months ended March 31, 2010, and due diligence related discussions with ACFC’s management; Crowe Horwath, LLP, the Company’s independent auditor through the end of fiscal 2009 and McGladrey & Pullen, LLP, the Company’s current independent accounting firm, Luse Gorman Pomerenk & Schick, P.C., ACFC’s conversion counsel; and Stifel, Nicolaus & Company, Incorporated, our marketing advisor and sales agent in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.
     We have investigated the competitive environment within which ACFC operates and have assessed ACFC’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on ACFC and the industry as a whole. We have analyzed the potential effects of the stock conversion on ACFC’s operating characteristics and financial performance as they relate to the pro forma market value of ACFC. We have analyzed the assets held by the MHC, which will be consolidated with ACFC’s assets and equity pursuant to the completion of conversion. We have reviewed the

Boards of Directors
May 28, 2010

economic and demographic characteristics of the Company’s primary market area. We have compared ACFC’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.
     The Appraisal is based on ACFC’s representation that the information contained in the regulatory applications and additional information furnished to us by ACFC and its independent auditor, legal counsel, and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by ACFC, or its independent auditor, legal counsel, and other authorized agents nor did we independently value the assets or liabilities of ACFC. The valuation considers ACFC only as a going concern and should not be considered as an indication of ACFC’s liquidation value.
     Our appraised value is predicated on a continuation of the current operating environment for ACFC and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of ACFC’s stock alone. It is our understanding that there are no current plans for selling control of ACFC following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.
     The estimated pro forma market value is defined as the price at which ACFC’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.
Valuation Conclusion
     It is our opinion that, as of May 28, 2010, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s current ownership interest in Company; (2) exchange shares issued to existing public shareholders of the Company; and (3) 1,650,000 shares issued in the Supplemental Offering with a value of $16,500,000 (based on the offering price), was $53,387,560 at the midpoint, equal to 5,338,756 shares at $10.00 per share.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of ACFC stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in ACFC equal to 34.94% as of March 31, 2010. The exchange ratio to be received by the existing minority shareholders of ACFC will be determined at the end of

Boards of Directors
May 28, 2010

the offering, based on the total number of shares sold in the subscription and community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 0.2337 shares, 0.2750 shares, 0.3162 shares and 0.3636 shares of newly issued shares of ACFC stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued ACFC shares for the shares held by the public stockholders or on the proposed exchange ratio. The resulting range of value pursuant to regulatory guidelines, the corresponding number of shares based on the Board approved $10.00 per share offering price, and the resulting exchange ratios are shown below.

		Breakdown of Shares Issued in Second Step Conversion
		and Simultaneous Supplementary Offering of Common Stock
			Second Step Conversion Characteristics
			2nd Step	Exchange Shares
		Supplemental	Offering	Issued to the	Exchange
	Total Shares	Offering	Shares	Public Shareholders	Ratio
					(x)
Shares
Super Maximum	6,528,380	1,650,000	3,174,000	1,704,380	0.3636
Maximum	5,892,070	1,650,000	2,760,000	1,482,070	0.3162
Midpoint	5,338,756	1,650,000	2,400,000	1,288,756	0.2750
Minimum	4,785,443	1,650,000	2,040,000	1,095,443	0.2337

Distribution of Shares
Super Maximum	100.00%	25.27%	48.62%	26.11%
Maximum	100.00%	28.00%	46.84%	25.15%
Midpoint	100.00%	30.91%	44.95%	24.14%
Minimum	100.00%	34.48%	42.63%	22.89%

Aggregate Market Value(1)
Super Maximum	$65,283,800	$16,500,000	$31,740,000	$17,043,800
Maximum	$58,920,700	$16,500,000	$27,600,000	$14,820,700
Midpoint	$53,387,560	$16,500,000	$24,000,000	$12,887,560
Minimum	$47,854,430	$16,500,000	$20,400,000	$10,954,430

(1)	Based on offering price of $10.00 per share.
Limiting Factors and Considerations
     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of ACFC immediately upon issuance of the stock and does not take into account any trading activity with

Boards of Directors
May 28, 2010

respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.
     RP Financial’s valuation was based on the financial condition, operations, and shares outstanding of ACFC as of March 31, 2010, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of ACFC and the exchange of the public shares for newly issued shares of ACFC common stock as a full public company was determined independently by the Boards of Directors of the MHC, ACFC, and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.
     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals, or employees from purchasing stock of its client institutions.
     This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of ACFC, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of ACFC’s stock offering.

Respectfully submitted, RP® FINANCIAL, LC.

James P. Hennessey Director

RP® Financial, LC.	TABLE OF CONTENTS
i
TABLE OF CONTENTS
ATLANTIC COAST FEDERAL CORPORATION
ATLANTIC COAST BANK
Waycross, Georgia

PAGE
DESCRIPTION	NUMBER

CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS

Introduction	I.1
Plan of Conversion and Reorganization	I.2
The Supplemental Offering	I.3
Purpose of the Reorganization and Supplemental Offering	I.3
Strategic Overview	I.4
Regulatory Agreement	I.7
Balance Sheet Trends	I.8
Income and Expense Trends	I.13
Interest Rate Risk Management	I.19
Lending Activities and Strategy	I.20
Asset Quality	I.24
Funding Composition and Strategy	I.25
Legal Proceedings	I.27

CHAPTER TWO MARKET AREA ANALYSIS

Introduction	II.1
Market Area Demographics	II.8
Competition	II.12

CHAPTER THREE PEER GROUP ANALYSIS

Peer Group Selection	III.1
Financial Condition	III.8
Income and Expense Components	III.12
Loan Composition	III.15
Credit Risk	III.15
Interest Rate Risk	III.17
Summary	III.20

RP® Financial, LC.	TABLE OF CONTENTS
ii
TABLE OF CONTENTS
ATLANTIC COAST FEDERAL CORPORATION
ATLANTIC COAST BANK
Waycross, Georgia
(continued)

PAGE
DESCRIPTION	NUMBER

CHAPTER FOUR VALUATION ANALYSIS

Introduction	IV.1
Appraisal Guidelines	IV.1
RP Financial Approach to the Valuation	IV.1
Valuation Analysis	IV.2
1. Financial Condition	IV.3
2. Profitability, Growth and Viability of Earnings	IV.4
3. Asset Growth	IV.5
4. Primary Market Area	IV.5
5. Dividends	IV.6
6. Liquidity of the Shares	IV.7
7. Marketing of the Issue	IV.7
A. The Public Market	IV.8
B. The New Issue Market	IV.12
C. The Acquisition Market	IV.13
D. Trading in ACFC’s Stock	IV.16
8. Management	IV.17
9. Effect of Government Regulation and Regulatory Reform	IV.17
Summary of Adjustments	IV.18
Valuation Approaches	IV.18
1. Price-to-Earnings (“P/E”)	IV.20
2. Price-to-Book (“P/B”)	IV.21
3. Price-to-Assets (“P/A”)	IV.21
Comparison to Recent Offerings	IV.21
Valuation Conclusion	IV.22
Establishment of the Exchange Ratio	IV.23

RP® Financial, LC.	LIST OF TABLES
iii
LIST OF TABLES
ATLANTIC COAST FEDERAL CORPORATION
ATLANTIC COAST BANK
Waycross, Georgia

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.9
1.2	Historical Income Statements	I.14

2.1	Summary Demographic Data	II.9
2.2	Major Employers in Ware County and Duval County	II.11
2.3	Unemployment Trends	II.12
2.4	Deposit Summary	II.14
2.5	Competitor Analysis	II.15

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.9
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.13
3.4	Loan Portfolio Composition and Related Information	III.16
3.5	Credit Risk Measures and Related Information	III.18
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.19

4.1	Pricing Characteristics: Recent Conversions Completed	IV.14
4.2	Market Pricing Comparatives	IV.15
4.3	Public Market Pricing	IV.24

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1
I. OVERVIEW AND FINANCIAL ANALYSIS
Introduction
     Atlantic Coast Bank (the “Bank”) is a federally-chartered stock savings bank which conducts operations through its main office in Waycross, Georgia, and a total of 10 full service branch offices which cover a broad section of southeastern portions of the State of Georgia and northeastern sections of the State of Florida. Specifically, the northernmost office is located in Garden City, Georgia, near the City of Savannah, to the Orange Park office in northeast Florida, which are outside the City of Jacksonville. Certain of the locations reflect, in part, the credit union roots and the location of CSX Corporation’s operations, and reflect several prior acquisitions (credit unions and bank branch acquisitions). The Bank also employs a variety of alternative delivery mechanisms, including ATMs, online banking and a telephone call center.
     Originally chartered in 1939 as “Atlantic Coast Line Credit Union”, serving the employees of the CSX Corporation and its predecessors, Atlantic Coast evolved through the years into a full-service multi-branch financial institution serving the general public and operating in southeast Georgia and northeast Florida. Atlantic Coast completed a conversion from a federal credit union charter to a federal mutual savings bank charter as of November 1, 2000 (the “Charter Conversion”). The objective of the Charter Conversion was to better serve customers and the local community through the broader lending and to expand its customer base beyond the limited field of membership permitted for credit unions. The Charter Conversion and related growth potential coupled with the ability to raise external capital through the mutual holding company structure are believed to enhance the ability to remain competitive while providing customers with superior service and a broad array of financial services products.
     The Bank’s post Charter Conversion operations have been characterized by relatively strong growth in loans and deposits. A portion of the growth is attributable to several branch acquisitions as Atlantic Coast Bank acquired a total of three branches in fiscal 2002 and 2003 in two separate transactions. Additionally, Atlantic Coast Bank has taken advantage of its expanded lending authority, as evidenced in the growth of permanent residential mortgages and commercial and multi-family loans (“income producing property loans”), while continuing to expand its branch office network through de novo branching.
     Since the Charter Conversion, the Bank has been regulated by the Office of Thrift Supervision (“OTS”). The Bank is currently a member of the Federal Home Loan Bank (“FHLB”)

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2
system. The Bank’s deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).
     Atlantic Coast reorganized into a mutual holding company (“MHC”) structure in January 2003, and no stock was issued publicly at the time. Simultaneous with the MHC reorganization, a wholly-owned mid-tier stock holding company was formed known as Atlantic Coast Federal Corporation (“ACFC” or the “Company”), and Atlantic Coast Bank became a wholly-owned subsidiary of the Company. The MHC and the Company were both capitalized with $50,000 in cash concurrent with their formation.
     In October 2004, the Company completed a minority stock issuance, selling a minority ownership position (i.e., 40% of the total outstanding shares) to the public while the MHC retained a majority ownership interest (60% ownership). Gross proceeds raised in pursuant to the minority stock issuance totaled $58.2 million. The most significant asset of the Company is its equity investment in the Bank; in addition, the Company has extended a loan to the Bank’s employee stock ownership plan (“ESOP”). As of March 31, 2010, the Company had $914.0 million in assets, $584.7 million in deposits and total equity of $56.4 million, or 6.17% of total assets. The Company’s audited and unaudited financial statements are included by reference as Exhibit I-1.
Plan of Conversion and Reorganization
     On June 16, 2010, Atlantic Coast Federal Corporation announced that the Boards of Directors of the MHC, ACFC, and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which ACFC will convert from the three-tier MHC structure to the full stock holding company structure and concurrently conduct a second-step conversion offering (“Second Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in ACFC. Pursuant to the Plan of Conversion, ACFC will be succeeded by a new Maryland chartered stock corporation named Atlantic Coast Federal Corporation (“ACFC” or the “Company”). The Company will also issue exchange shares of its common stock to the public shareholders pursuant to an exchange ratio that will result in the same 34.9% aggregate ownership percentage as immediately before the Offering.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3
The Supplemental Offering
     Predicated on completion of the Second Step Conversion Offering, the Company will sell an additional 1,650,000 shares of common stock, at a purchase price of $10.00 per share which is equal to the initial public offering price of the stock sold in the Second Step Conversion, to selected investors in a supplemental offering (the “Supplemental Offering”. It is anticipated that the sales process will run concurrent with the subscription and community offerings within the Second Step Conversion offering and the Supplemental Offering will close immediately following completion of the conversion offering. The Company is conducting the Supplemental Offering in order to increase the capital raised in the conversion offering alone. Management believes the additional capital that can be raised in the Supplemental Offering enhances the ability to complete the Second Step Conversion Offering and positions ACFC to better execute the business plan, which focuses on improving asset quality and reducing the rate of operating losses over the near term and realizing growth and earnings improvement over the intermediate and longer term. The valuation range set forth herein incorporates the impact of the shares sold in the Supplemental Offering.
Purpose of the Reorganization and Supplemental Offering
     The Second Step Conversion and completion of the Supplemental Offering will bolster the Company’s capital and liquidity position and facilitate the Bank’s continued regulatory capital compliance in the current recessionary environment. Additionally, management believes that the enhanced capital position will facilitate ACFC ability to reduce the level of NPAs and the Bank and Company’s credit risk exposure. The foregoing reflect management’s estimates of the near term benefits of the Second Step Conversion. Management further believes the ability to navigate through the short term uncertainty posed by a recessionary environment will enhance the ability of the Company to be a viable and effective competitor once the economy realizes improvement. Moreover, many of the Company’s competitors have been similarly impacted by asset quality problems and stressed capital positions which have reduced the level of competition for well-capitalized banking institutions. The incremental capital will bolster the ability to absorb credit related losses as it seeks to resolve asset quality problems on an expedited basis. In this regard, the Company may likely realize losses in the range of $2 to $3 million on asset sales in the June 2010 quarter.
     The projected use of stock proceeds is highlighted below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4
•	The Company. The Company is expected to retain up to [50%] of the net conversion proceeds. At present, Company funds, net of the loan to the ESOP, are expected to be invested initially into high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix. A portion of the proceeds may also be utilize to repay a holding company loan which was taken down subsequent to the March 31, 2010, date of financial data in the prospectus. Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special ash dividends.

•	The Bank. The balance of the net offering proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities, purchasing mortgage backed securities (“MBS”), general corporate purposes and/or expansion, and diversification.
     Over the near term, the Company expects to continue to preserve its capital position, limiting growth and focusing on resolving problem assets with the objective of minimizing the Company’s credit risk exposure. Over the intermediate term to longer term, once ACFC’s credit risk exposure and NPAs have reduced, the Company will seek to undertake moderate growth and other strategies to enhance ACFC’s long term earnings potential and shareholder returns.
Strategic Overview
     Throughout much of its corporate history, ACFC’s strategic focus was on serving its historical credit union field of membership. However, the Charter Conversion was undertaken to broaden the traditional customer base tied to the CSX Corporation with the objective of enhancing future growth prospects while minimizing the risk exposure related to conducting businesses with a customer base tied to a single employer. The Company has been generally successful in diversifying the customer base as a result of deposit growth, particularly in the Florida market and as a result of the purchase of branches and expanded mortgage lending activities, including both internal originations and purchases.
     In summary, following the Charter Conversion, management began to reengineer the Company’s operations to a community-oriented institution emphasizing service, its local orientation and a comparatively broader array of commercial and consumer products and services. Balance sheet growth has been focused on the Jacksonville market in northern

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5
Florida given the large size and more favorable growth characteristics of the Jacksonville area in comparison to the Waycross area where the Company’s operations have historically been centered. In order to accelerate the ability to grow in ACFC’s northern Florida markets, the Company acquired three branches in two separate transactions (consummated in fiscal 2002 and 2003). Conversely, the Company sold the Fernandina Beach and Lake City branches in August 2008 and December 2009, respectively, due to the Company’s assessment that these branches were not sufficiently profitable and/or did not fit well within the existing branch structure. Aside from the profitability considerations pertaining to these recent branch sales, the divestitures also facilitated balance sheet shrinkage and the regulatory capital ratios.
     The Company’s operating strategy through fiscal 2008 was designed to take advantage of the broad geographic footprint encompassed by ACFC’s offices, particularly in the northern Florida market which was a growth oriented economically healthy market until the onset of the worldwide financial crisis and the subsequent deep economic recession. Over the fiscal 2005 to 2008 timeframe, the Company realized strong loan growth which was largely attributable to the origination and purchase of mortgage loans, the majority of which were secured by properties within the Company’s markets. The focus of the ACFC’s mortgage lending encompasses both residential (i.e., secured by 1-4 family properties) and commercial and multi-family property lending as permanent mortgage loans (excluding construction loans) ranged from 65% to 70% of the loan portfolio over the last five fiscal years. Expansion of the mortgage loan portfolio was facilitated by employment of an in-house lending staff including both residential and commercial mortgage loan officers and the Company supplemented its internal loan origination volume with brokered and purchased loans. ACFC also developed a credit administration function separate and apart from the loan origination function in the period following the Charter Conversion.
     As noted above, the Company’s growth oriented business plan was in place through the end of fiscal 2008 and resulted in aggregate asset growth equal to 33.9% for the fiscal 2005 to 2008 period, which translated into a 10.2% compounded annual growth rate for the period. Subsequently, total assets have diminished from the 2008, decreasing by 8.2% over the fifteen months ended March 31, 2010. The asset shrinkage reflects the Company’s response to the recessionary economic environment which resulted in operating losses and reduction in ACFC’s regulatory capital ratios. In response, the Company sold branch offices outside of its core market area and commenced selling mortgage loans to the secondary market rather than retaining loans for portfolio investments. In conjunction with the effort to reduce assets and preserve its regulatory capital ratios, the Company has sought to minimize expenses by

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6
reducing staffing and reducing or otherwise amending certain employee and director benefit programs in order to reduce operating expenses.
     The economic recession experienced nationally has impacted the Company’s markets, both in terms of job losses and increasing rates of unemployment which in turn, has resulted in increased loan delinquency rates and loan foreclosures. Additionally, real estate prices including both the prices of residential and income producing properties has diminished eroding the collateral value of the properties securing the Company’s mortgage loans. As a result of the foregoing, while the Company has historically maintained very strong credit quality ratios, the level of NPAs have increased from approximate 1% of assets as of the end of fiscal 2007, to 4.31% of assets as of March 2010. Additionally, NPAs plus performing trouble debt restructurings (“TDRs”) have increased to 6.33% of total assets. The adverse asset quality trends have also impacted the Company’s operating condition as a result of increasing levels of loan loss provisions.
     Retail deposits have consistently served as the primary interest-bearing funding source for the Company. In recent years, the Company has sought to expand checking and other transaction accounts in conjunction with the increased emphasis on marketing to commercial accounts. Through fiscal 2008, the Company was required to maintain a large base of certificates of deposits (“CDs”) and high cost money market accounts in order to generate sufficient deposit funds to fund the asset base. In fiscal 2009 through the first three months of fiscal 2010, funding pressures have lessened as the Company seeks to preserve its regulatory capital ratios and the need to price funds on a highly competitive basis has diminished as well which has benefitted ACFC’s cost of funds.
     The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. FHLB advances constitute the Company’s largest source of borrowings; the majority of the Company’s borrowed funds have fixed rates and have been used to fund both leveraging through investment in securities and whole loans. To the extent additional borrowings are utilized by the Company following the Second Step Conversion, FHLB advances would likely continue to be the principal source of such borrowings followed by reverse repurchase agreements.
     The Company has reported operating losses over the last two fiscal years and for the twelve months ended March 31, 2010. In this regard, the Company’s earnings have been impacted by the aforementioned increase in NPAs and loan loss provisions. Additionally, the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7
high level of NPAs has adversely impacted the Company’s net interest margin as a relatively high portion of ACFC’s assets are in non-interest earning form while expenses related to problem asset resolution have increased the Company’s operating costs.
     The capital raised in the Second Step Conversion and Supplemental Offering will enhance the Company’s earnings with the reinvestment of the proceeds and provide an additional capital cushion to address the NPAs over the near term and capital for growth over the longer term. The post-offering business plan of the Company is expected to focus on near problem asset resolution and growth of core deposits. The capital infusion will bolster the Bank’s regulatory capital ratios and ability to address problem assets resolution. Importantly, the Company believes that its status as a well-capitalized publicly traded full stock company will enhance the ability to expand business lines, balance sheet over the long term relative to the many local competitors which have been similarly impacted by asset quality problems and weakened capital positions but which have been unable to tap the equity markets to increase their capitalization. A summary of the Company’s key operating ratios for this period is presented in Exhibit I-2.
Regulatory Agreement
     Primarily as a result of the aforementioned operating losses and adverse trends with respect to the Company’s asset quality, ACFC and the Bank have become a subject to increased regulatory scrutiny and oversight. In August 2009, ACFC and the Bank entered into a memorandums of understanding (the “MOU”) with the Office of Thrift Supervision requiring the Company to address certain areas of operations. Under the MOU, the Bank is required to: (1) utilize a four quarter roll forward budget to address, among other things, capital adequacy, appropriate allowances for loan and lease losses and a liquidity analysis; (2) the BOLI investment limit is 25% of total capital and the Bank is not to add additional BOLI unless it is within this limit; (3) review and enhance the liquidity policy; (4) develop a written plan to mitigate any risks to capital and liquidity from repurchase agreements; (5) reduce brokered deposits to not more than $52.5 million by June 30, 2011; (6) obtain OTS approval for the payment of any dividends, (7) develop a plan to enhance the compliance management program (including Bank Secrecy Act and anti-money laundering programs); and (8) correct all deficiencies and weaknesses identified in the 2009 Report of Examination. Management believes the Company and Bank have addressed all the corrective actions mandated in the MOU and ACFC and the Bank are believed to be in substantial compliance with the requirements of the memorandum.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8
Balance Sheet Trends
     Growth Trends
          Table 1.1 shows the Company’s historical balance sheet data for the past five years and at March 31, 2010, as well as the pro forma impact of the Supplemental Offering as of March 31, 2010. These numbers have been reflected since the historical financial data adjusted for the impact of the Supplemental Offering (net proceeds of $15.895 million) will serve as the pre-conversion valuation base for calculating the pro forma equity, earnings, assets and pricing ratios following the completion of the Second Step Conversion offering.
          Balance sheet growth trends for the Company are presented in Table 1.1, highlighting the trends noted previously. Since December 31, 2005, total assets increased at a 5.0% compounded annual rate, expanding from $640.1 million to $914.0 million as of March 31, 2010. Over this four and one-quarter year timeframe, the asset composition in terms of loans and investments has changed modestly as the proportion of loans-to-assets has diminished as the Company has ceased purchasing loans and has sold a portion of its internally originated loans. As a result, the proportion of investment securities/assets has increased from 9.7% as of the end of fiscal 2005, to 22.3% as of March 31, 2010.
          The Company’s assets are funded through a combination of deposits, borrowings and retained earnings. Deposits have always comprised the majority of funding liabilities, increasing at an annual rate of 3.0% since the end of fiscal 2005. However, the long term growth trend masks the relatively strong deposit growth realized from the end of fiscal 2005, to the end of fiscal 2008 (21.0% aggregate growth), which was diminished by subsequent deposit shrinkage of 6.4% for the 15 month period through March 31, 2010. In this regard, deposit shrinkage was partially the result of the sale of the Fernandina Beach and Lake City branches in August 2008 and December 2009, respectively
          Borrowed funds have increased at a comparatively faster pace (by 18.7% compounded annually), as the Company relied heavily on borrowed funds to supplement deposits when asset growth was comparatively rapid during the fiscal 2005 to 2008 period. Over the fiscal 2005 to 2007 period, borrowed funds were utilized to fund loan growth in excess of deposit growth.
          Equity has diminished at a 10.7% compounded annual pace reflecting the impact of dividends and periodic share repurchases as well as the impact of recent operating losses

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9
Table 1.1
Atlantic Coast Federal Corporation
Historical Balance Sheets

													12/31/05-	Pro Forma As of
													3/31/10	March 31, 2010
	As of the Fiscal Year Ended December 31,												Annual	After Supplemental
	2005		2006		2007		2008		2009		As of March 31, 2010		Growth Rate	Offering (2)
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)	($000)	(%)
Total Amount of:
Assets	$744,116	100.00%	$843,079	100.00%	$931,026	100.00%	$996,089	100.00%	$905,561	100.00%	$914,021	100.00%	4.96%	$929,916	100.00%
Cash and Cash Equivalents	37,959	5.10%	41,057	4.87%	29,310	3.15%	34,058	3.42%	37,144	4.10%	37,961	4.15%	0.00%	53,856	5.79%
Loans Receivable (net)	580,441	78.00%	639,517	75.85%	703,513	75.56%	741,879	74.48%	614,371	67.84%	599,858	65.63%	0.78%	599,858	64.51%
Loans Held for Sale	100	0.01%	4,365	0.52%	640	0.07%	736	0.07%	8,990	0.99%	5,253	0.57%	153.98%	5,253	0.56%
Investment Securities — AFS	71,965	9.67%	99,231	11.77%	134,216	14.42%	147,474	14.81%	177,938	19.65%	204,217	22.34%	27.81%	204,217	21.96%
Other Investments	1,800	0.24%	1,200	0.14%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	-100.00%	—	0.00%
FHLB Stock	7,074	0.95%	7,948	0.94%	9,293	1.00%	9,996	1.00%	10,023	1.11%	10,023	1.10%	8.54%	10,023	1.08%
Intangible Assets	2,969	0.40%	2,888	0.34%	2,844	0.31%	2,956	0.30%	113	0.01%	106	0.01%	-54.35%	106	0.01%
BOLI	20,526	2.76%	21,366	2.53%	22,227	2.39%	22,173	2.23%	22,806	2.52%	22,983	2.51%	2.70%	22,983	2.47%
OREO	310	0.04%	286	0.03%	1,726	0.19%	3,332	0.33%	5,028	0.56%	5,035	0.55%	92.69%	5,035	0.54%
Deposits	516,321	69.39%	573,052	67.97%	582,730	62.59%	624,606	62.71%	555,444	61.34%	584,692	63.97%	2.97%	584,692	62.88%
Borrowed Funds	129,000	17.34%	173,000	20.52%	251,500	27.01%	277,650	27.87%	287,694	31.77%	267,718	29.29%	18.74%	267,718	28.79%

Total Equity	92,918	12.49%	91,087	10.80%	89,806	9.65%	83,960	8.43%	56,541	6.24%	56,371	6.17%	-10.68%	72,266	7.77%
Tangible Equity	89,949	12.09%	88,199	10.46%	86,962	9.34%	81,004	8.13%	56,428	6.23%	56,265	6.16%	-10.04%	72,160	7.76%

Loans/Deposits		112.42%		111.60%		120.73%		118.78%		110.61%		102.59%			102.59%

Number of Full Service Offices		12		13		13		12		11		11			11

(1)	Percent of average assets.

(2)	Adjusted to include the net proceeds of the Supplemental Offering of $15.895 million.
Source: Atlantic Coast Federal Corporation’s prospectus.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10
which have more than offset prior year’s earnings for the 2005 to 2007 period. Going forward, equity will be increased with the completion of the Second Step Conversion and Supplemental Offerings. The post-offering equity growth rate will primarily be a function of the Company’s ability to improve asset quality and stem the loan loss provisions and asset quality which have resulted in the recent erosion of ACFC’s capital base.
     Loans Receivable
          The Company’s lending strategy has evolved over the last several fiscal years but has primarily emphasized real estate lending, including both 1-4 family residential and income property loans secured by multi-family or commercial properties. ACFC’s loan portfolio composition as of March 31, 2010, underscores the emphasis — permanent first mortgage loans secured by 1-4 family residential properties totaled $299.3 million, equal to 49.2% of gross loans, while multi-family and commercial real estate loans totaled $113.5 million, equal to approximately 18.7% of gross loans. Reflecting its former credit union roots, the Company maintains a large portfolio of home equity loans ($91.6 million equal to 15.1% of total loans) and consumer loans ($72.0 million equal to 11.8% of total loans).
          The Company’s lending strategy has evolved over time. In this regard, the Company sought to gradually diversify the loan portfolio to include construction and commercial mortgage loans, particularly as management sought to leverage the proceeds received in the first step mutual holding company offering in the 2005 to 2007 period. The internal loan origination capacity was bolstered by loan purchases, as the Company purchased both residential whole loans and commercial/multi-family mortgage loans and participations. The Company stopped purchasing loans in fiscal 2008 as the depth of the economic crisis became apparent. Additionally, the Company sold a larger portion of its residential mortgage loan originations on a servicing released basis to facilitate shrinkage and to generate liquidity for the branch sales.
     Cash, Investments and Mortgage-Backed Securities
          ACFC’s preference is to deploy the majority of assets into loans while maintaining required liquidity. The Company anticipates initially reinvesting the net offering proceeds into investments with short-to-intermediate maturities, pending longer-term deployment primarily into loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11
          As of March 31, 2010, the Company’s portfolio of cash and cash equivalents totaled $38.0 million, equal to 4.2% of assets. It is the Company’s current practice to classify all investment securities (including MBS) as available for sale (“AFS”). As of March 31, 2010, the investment portfolio totaled $204.2 million, equal to 22.3% of total loans (see Exhibit I-3 for the investment portfolio composition). MBS comprise the largest segment of the investment portfolio, totaling $175.3 million, or 11.7% of assets and 85.8% of investment securities, as of March 31, 2010. The balance of the investment portfolio was comprised of U.S. Government and agency securities ($28.1 million) and municipal securities ($851,000).
          No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term. The level of cash and investments is anticipated to increase initially following Second Step Conversion and Supplemental Offerings.
     Bank Owned Life Insurance
          As of March 31, 2010, the balance of bank owned life insurance (“BOLI”) totaled $22.9 million, which reflects a modest increase over the last five fiscal years owing to increases in the cash surrender value of the policies. The balance of the BOLI reflects the value of life insurance contracts on selected members of the Company’s management and has been purchased with the intent to offset various benefit program expenses on a tax advantaged basis. The increase in the cash surrender value of the BOLI is recognized as an addition to non-interest income on an annual basis. The Bank is precluded from purchasing additional BOLI as it is subject to regulatory requirements that limit the BOLI investment to 25% of total capital.
     Intangible Assets
          The Company maintained a balance of goodwill equal to $2.8 million through fiscal 2008 but recognized full impairment of this intangible asset in fiscal 2009. Accordingly, as of March 31, 2010, the remaining balance of intangibles totaled $106,000 and consisted of core deposit intangibles attributable to a prior branch acquisition. The CDI will continue to be amortized through 2014.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12
     Funding Structure
          Retail deposits have generally met the substantial portion of the Company’s funding needs supplemented with a modest amount of borrowed funds from the Federal Home Loan Bank of Atlanta and through reverse repurchase agreements.
          The Company maintains a strong level of savings and transaction accounts, which totaled $277.9 million, or 48.4% of total deposits, as of March 31, 2010, however, certificates of deposits (“CDs”) comprise the single largest element of deposits and equaled $296.1 million, or 51.6% of total deposits. In comparison, demand deposit, money market and passbook savings accounts equaled $113.3 million (19.8% of deposits), $125.9 million (22.0% of deposits), and $38.5 million (6.7% of deposits).
          The Company has continually utilized borrowed funds over the last five fiscal years, with the majority of borrowings consisting of FHLB advances and reverse repurchase agreements. As of March 31, 2010, FHLB advances totaled $172.7 million, representing 18.9% of total assets while reverse repurchase agreements totaled $92.8 million, equal to 10.15% of assets. The Company typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required.
          The borrowed funds consist of both fixed and variable rate FHLB advances and structured reverse repurchase agreements which are callable at the option of the lender. The majority of the Company’s borrowed funds carry a high interest cost, as the weighted average rate of the FHLB advances was 3.54% as of March 31, 2010, and the reverse repurchase agreements carried a weighted average cost of 5.04%. In addition to the cost, both the FHLB advances and the reverse repurchase agreements carry steep prepayment penalties essentially precluding their prepayment. Accordingly, the borrowed funds will continue to lend an upward bias to ACFC’s funding costs until their maturity and/or until market interest rate levels rise.
     Equity
          Stockholder’s equity totaled $56.4 million, equal to 6.2% of assets on a reported basis as of March 31, 2010. On a pro forma basis, assuming completion of the Supplemental Offering but before the impact of the completion of the Second Step Conversion offering, pro forma equity totaled $72.3 million, equal to 7.77% of total pro forma assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13
          As noted previously, ACFC’s capital base has diminished at a 10.7% compounded annual pace since the end of fiscal 2005 reflecting the impact of dividends and periodic share repurchases as well as the impact of recent operating losses which have more than offset prior year’s earnings for the 2005 to 2007 period. The offering proceeds will serve to further strengthen the Company’s regulatory capital position and ability to address the weak economy in its markets as well as the recent increase in the level of non-performing assets.
Income and Expense Trends
     Table 1.2 shows the Company’s historical income statements for the fiscal years ended 2005 to 2009 and for the twelve months ended March 31, 2010 on a reported basis. Table 1.2 also presents a pro forma income statement for the twelve months ended March 31, 2010, giving effect to the completion of the Supplemental Offering assuming the proceeds are reinvested at the rate reflected in the prospectus (3.15%).
     The Company’s net earnings fluctuated in a relatively narrow range of $5.0 million to $5.1 million in fiscal 2005 to 2006. Thereafter, earnings began to diminish and the Company has posted operating losses since fiscal 2008. Specifically, ACFC reported a loss equal to $2.8 million (0.29% of average assets) in fiscal 2008 which increased to $29.3 million (3.01% of average assets) in fiscal 2009. For the twelve months ended March 31, 2010, ACFC reported a loss equal to $29.0 million, or 3.06% of average assets.
     The significant losses were primarily the result of impaired credit quality in the loan portfolio which was evidenced by higher NPAs and which resulted in the establishment of loan loss provisions which were well above the historical average. Additionally, the Company recorded significant net non-operating expenses, many of which were related to the deteriorating economic and credit environment. The trends and characteristics with respect to the Company’s earnings are described more fully below.
     Net Interest Income
          Over the period from fiscal 2005 to the twelve months ended March 31, 2010, net interest income has remained relatively stable in dollar terms but diminished as a percent of average assets. In this regard, interest income increased reflecting the impact of balance sheet growth while interest expense also increased offsetting the revenue benefit from a net earnings perspective.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14
Table 1.2
Atlantic Coast Federal Corporation
Historical Income Statements

													The Supplemental
													Issuance for the
											Twelve Months		Twelve Months
	For the Fiscal Year Ended December 31,										Ended		Ended
	2005		2006		2007		2008		2009		March 31, 2010		March 31, 2010(2)
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$37,254	5.26%	$46,407	5.97%	$55,509	5.97%	$55,259	5.63%	$48,718	5.00%	$47,094	4.96%	$47,404	4.91%
Interest Expense	(17,139)	-2.42%	(24,747)	-3.18%	(33,123)	-3.56%	(32,009)	-3.26%	(26,935)	-2.76%	(25,250)	-2.66%	(25,250)	-2.62%

Net Interest Income	$20,115	2.84%	$21,660	2.79%	$22,386	2.41%	$23,250	2.37%	$21,783	2.24%	$21,844	2.30%	$22,154	2.30%
Provision for Loan Losses	(2,121)	-0.30%	(475)	-0.06%	(2,616)	-0.28%	(13,948)	-1.42%	(24,873)	-2.55%	(22,783)	-2.40%	(22,783)	-2.36%

Net Interest Income after Provisions	$17,994	2.54%	$21,185	2.73%	$19,770	2.13%	$9,302	0.95%	($3,090)	-0.32%	($939)	-0.10%	($629)	-0.07%

Other Operating Income	7,855	1.11%	8,101	1.04%	7,185	0.77%	7,547	0.77%	8,858	0.91%	8,746	0.92%	8,746	0.91%
Operating Expense	(19,534)	-2.76%	(21,680)	-2.79%	(25,451)	-2.74%	(25,514)	-2.60%	(22,685)	-2.33%	(23,027)	-2.43%	(23,027)	-2.39%

Net Operating Income	$6,315	0.89%	$7,606	0.98%	$1,504	0.16%	$(8,665)	-0.88%	$(16,917)	-1.74%	$(15,220)	-1.60%	$(14,910)	-1.55%

Net Gain (Loss) on Sale of Loans	121	0.02%	67	0.01%	34	0.00%	118	0.01%	(609)	-0.06%	(963)	-0.10%	(963)	-0.10%
Net Gain (Loss) on Sale of Securities	(80)	-0.01%	(163)	-0.02%	(46)	0.00%	650	0.07%	383	0.04%	287	0.03%	287	0.03%
Net Gain (Loss) on Repossessed Assets	(41)	-0.01%	1	0.00%	(247)	-0.03%	(815)	-0.08%	(1,488)	-0.15%	(875)	-0.09%	(875)	-0.09%
Life Insurance Proceeds in Excess of CSV	—	0.00%	—	0.00%	—	0.00%	2,634	0.27%	—	0.00%	—	0.00%	—	0.00%
OTTI Loss on Securities	—	0.00%	—	0.00%	—	0.00%	—	0.00%	(4,467)	-0.46%	(4,368)	-0.46%	(4,368)	-0.45%
Elimintation of SERP Liability	—	0.00%	—	0.00%	—	0.00%	—	0.00%	2,684	0.28%	2,684	0.28%	2,684	0.28%
Goodwill Impairment	—	0.00%	—	0.00%	—	0.00%	—	0.00%	(2,811)	-0.29%	(2,811)	-0.30%	(2,811)	-0.29%

Total Non-Operating Income/(Expense)	$—	0.00%	$(95)	-0.01%	$(259)	-0.03%	$2,587	0.26%	$(6,308)	-0.65%	$(6,046)	-0.64%	$(6,046)	-0.63%

Net Income Before Tax	$6,315	0.89%	$7,511	0.97%	$1,245	0.13%	$(6,078)	-0.62%	$(23,225)	-2.38%	$(21,266)	-2.24%	$(20,956)	-2.17%
Income Taxes	(1,290)	-0.18%	(2,382)	-0.31%	(130)	-0.01%	3,233	0.33%	(6,110)	-0.63%	(7,767)	-0.82%	(7,885)	-0.82%

Net Income (Loss)	$5,025	0.71%	$5,129	0.66%	$1,115	0.12%	$(2,845)	-0.29%	$(29,335)	-3.01%	$(29,033)	-3.06%	$(28,841)	-2.99%

Estimated Core Net Income
Net Income	$5,025	0.71%	$5,129	0.66%	$1,115	0.12%	$(2,845)	-0.29%	$(29,335)	-3.01%	$(29,033)	-3.06%	$(28,841)	-2.99%
Addback (Deduct): Non-Recurring (Inc)/Exp	—	0.00%	95	0.01%	259	0.03%	(2,587)	-0.26%	6,308	0.65%	6,046	0.64%	6,046	0.63%
Tax Effect (1)	—	0.00%	(36)	0.00%	(98)	-0.01%	983	0.10%	—	0.00%	—	0.00%	—	0.00%

Estimated Core Net Income	$5,025	0.71%	$5,188	0.67%	$1,276	0.14%	$(4,449)	-0.45%	$(23,027)	-2.36%	$(22,987)	-2.42%	$(22,795)	-2.36%

Memo:
Expense Coverage Ratio (2)	102.97%		99.91%		87.96%		91.13%		96.02%		94.86%		96.21%
Efficiency Ratio (3)	69.84%		72.85%		86.07%		82.85%		74.03%		75.28%		74.52%
Effective Tax Rate	20.43%		31.71%		10.44%		53.19%		-26.31%		-36.52%		-37.63%

(1)	Based on an estimated effective tax rate of 38% for fiscal 2005 through 2008 while no tax effect has been assumed for fiscal 2009 and the twelve months ended March 31, 2010.

(2)	Net interest income divided by operating expenses.

(3)	Operating expenses as a percent of the sum of net interest income and other operating income (excluding non-operating items).

(4)	Reflects reinvestments of $15.9 million of net offering proceeds from supplemental offering at a 3.15% reinvestment rate tax effected at a 38% rate.
Source: Atlantic Coast Federal Corporation’s prospectus.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15
          After reaching a peak level of $23.3 million in fiscal 2008, net interest income diminished to $21.8 million for fiscal 2009 and the twelve months ended March 31, 2010. The decline stems from both the reduction in the Company’s total assets as ACFC sought to shrink the balance sheet and owing to the increase in non-performing assets. Additionally, the Company’s diminishing yield-cost spreads from 2.67% in fiscal 2007 to 2.14% in fiscal 2009 was also a factor (see Exhibit I-4). In this regard, a large portion of the Company’s borrowed funds are fixed rate fixed term borrowings with relatively lengthy maturities and with relatively high interest rates. Thus, as market interest rates have declined, the disparity between the cost of the portfolio borrowings and other funding sources at the current market rate has widened.
          The reduction of NPAs is a key strategy of management over the long term and the Company expects to sell non-performing loans with a book value of approximately $7.0 million in the June 2010, quarter. Likewise, the Company has sought to reduce credit risk exposure and NPAs by reducing commercial real estate and construction loan balances. Reduction of NPAs coupled with reinvestment of the offering proceeds from both the Second Step Conversion Offering and the Supplemental Offering should positively impact the Company’s earnings initially. Over the intermediate to longer term, significant improvement to the Company’s earnings will likely be dependent upon improvements in the Company’s asset quality as well as improvements in the economy of the Company’s Florida and Georgia markets.
     Loan Loss Provisions
          Provisions for loan losses have typically been limited reflecting the Company’s relatively strong asset quality historically and the secured nature of the loan portfolio; the majority of the loan portfolio is secured by real estate collateral in the Company’s market area. However, since fiscal 2007, the Company has increased the level of loan loss provisions in response to deteriorating asset quality.
          As a result, loan loss provisions have increased since the end of fiscal 2007, to $13.9 million in fiscal 2008 and $24.9 million in fiscal 2009. For the twelve months ended March 31, 2010, loan loss provisions totaled $22.8 million, equal to 2.36% of average assets. At March 31, 2010, the Company maintained valuation allowances of $13.3 million, equal to 2.17% of total loans and 38.7% of non-performing loans. Exhibit I-5 sets forth the Company’s loan loss allowance activity during the review period. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances (“GVAs”) on a regular basis

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16
and establish additional loan loss provisions in accordance with the Company’s asset classification and loss reserve policies.
     Non-Interest Income
          The contribution from non-interest income (before net gains) has increased modestly over the last five fiscal years, from $7.9 million, equal to 1.11% of average assets in fiscal 2005, to $8.7 million, equal to 0.92% of average assets for the twelve months ended March 31, 2010.. The largest component of the Company’s non-interest income consists of deposit services charges and fees, which are earned primarily based on transaction services for deposit account customers. Other components of non-interest income include returns on the investment in BOLI, and from other financial services including debit card interchange income and safe deposit box rentals.
          Growth of fee income has been limited over the last several fiscal years as deposit growth has been limited, particularly in fee generating transaction accounts. Future levels of fee income may be limited by Regulation E (“Reg E”) that prohibit financial institutions from charging consumers fees for paying overdrafts on automated teller machine and one-time debit card transactions, unless a consumer consents to opt-in, to the overdraft service for those types of transactions.
     Operating Expenses
          The Company’s operating expenses were subject to increase over the fiscal 2005 to 2008 period due to asset growth, emphasis in commercial lending, and branching, both from acquisition and de novo branching. In particular, cost increases have been associated with expanded commercial lending activities and the need to maintain compensation levels in line with the market in a highly competitive banking environment. Similarly, increasing benefit costs including the expense of the stock-based benefit plans and such benefits as medical insurance premiums have also been a factor in increasing compensation costs. Reflecting the foregoing, operating expenses increased from $19.5 million, or 2.76% of average assets in fiscal 2005, to $25.5 million, or 2.60% of average assets, for fiscal 2008. Importantly, over this timeframe, the operating expense ratio diminished as asset growth exceeded the rate of growth of operating expenses.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17
          Operating expenses have diminished in fiscal 2009 and for the 12 months ended March 31, 2010 ($23.0 million equal to 2.43% of average assets) as the Company eliminated the supplemental executive retirement plans (“SERP”) and the related accrual expense was eliminated from compensation. Additionally, the Company has undertaken two staffing reductions in the second quarter of 2008 and in late 2008 and early 2009, as well as reduced other controllable overhead costs in an effort to stem the operating losses. At the same time, the Company has incurred increased expenses (compensation and other overhead) as a result of problem asset management and resolution which has offset some of the potential cost savings from the cost reduction efforts in other areas.
          Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans. Management has indicated that it will continue to seek to minimize operating costs which should be facilitated by the business plan which seeks to limit growth and improve asset quality over the near term.
     Non-Operating Income/Expense
          Non-operating income and expenses have typically had a limited impact on earnings over the last several years and have primarily consisted of gains on the sale of loans and investments. However, a deteriorating economy which has led to a significant increase in net non-operating expenses as noted below. In this regard, losses on loan sales, real estate owned (“REO”), the OTTI impairment expense on securities and the goodwill impairment expense were all related to the deteriorating asset quality or economy. The only significant non-operating income was generated through the elimination of the SERP which management and the Board conceded in order to bolster the Bank and Company’s asset quality ratios.

	Twelve Months		Twelve Months
	Ended		Ended
	December 31, 2009		March 31, 2010
	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)
Net Non-Operating Expenses
Net Gain (Loss) on Sale of Loans	(609)	-0.06%	(963)	-0.10%
Net Gain (Loss) on Sale of Securities	383	0.04%	287	0.03%
Net Gain (Loss) on Repossessed Assets	(1,488)	-0.15%	(875)	-0.09%
OTTI Loss on Securities	(4,467)	-0.46%	(4,368)	-0.46%
Elimintation of SERP Liability	2,684	0.28%	2,684	0.28%
Goodwill Impairment	(2,811)	-0.29%	(2,811)	-0.30%

Total Non-Operating Income/(Expense)	$(6,308)	-0.65%	$(6,046)	-0.64%

(1)	Percent of average assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18
     Taxes
          The Company was in a fully taxable position through fiscal 2008. In fiscal 2009, ACFC recorded an income tax expense equal to $6.1 million, notwithstanding the significant operating losses reported in that year owing to the establishment of a 100% valuation allowance against the deferred tax asset. As the Company did not receive any tax benefit from the operating losses, the actual cost was $16.4 million. As of March 31, 2010, the Company’s net deferred tax asset totaled $16.4 million and there was a 100% valuation allowance against this asset. Accordingly, the Company has not been realizing tax benefits for recent operating losses. Conversely, to the extent ACFC reports earnings, the $15.3 million of net operating loss carryforwards (“NOLs”) will be available to offset future taxable income on an unlimited basis in the Company’s current structure providing a significant future benefit to the Company if profitability is restored. On a post-offering basis, the Company has indicated that the ability to utilize the NOLs may be limited on annual basis. It is uncertain at this time if the NOLs will be subject to an annual usage limitation and, if limited, the amount of NOLs which may be utilized on an annual basis.
     Efficiency Ratio
          The Company’s efficiency ratio deteriorated from fiscal 2005 to fiscal 2007 reflecting that the ratio of net interest income to average assets fell while the ratio of operating expenses and non-interest income to average assets remained unchanged. The impact of the deteriorating efficiency ratio on core earnings was minimized by the positive earnings impact of balance sheet growth and as a result, core earnings were relatively stable over the fiscal 2005 to 2006 period.
          The efficiency ratio reflects improvement since the end of fiscal 2007, diminishing from 86.07% to 74.52% for the twelve months ended March 31, 2010. The improvement is the result of both modest increases to the Company’s net interest margin as well as reductions in operating costs. Importantly, deteriorating asset quality ratios for the Company and the resulting higher level of loan loss provisions have more than offset the earnings benefit of the expanding level of net interest income. Moreover, given the recent trend in NPAs, loan loss provisions may continue to limit the earnings benefit of an improving efficiency ratio at least over the near term. On a post-offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from both the Second Step Conversion offerings and the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.19
Supplemental Offering. However, a portion of the benefit is expected to be at least partially offset by the increased expense of the stock benefit plans.
Interest Rate Risk Management
     The primary aspects of the Company’s interest rate risk management include:
•	Emphasizing the origination of adjustable rate residential mortgage loans or hybrid ARMS with repricing frequencies of up to five years when market conditions permit (limited in the recent rate environment);

•	Utilizing a short-to-intermediate term investment portfolio which more closely matches the duration of funding liabilities;

•	Selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations;

•	Promoting transaction accounts and, when appropriate, longer-term CDs;

•	Maintaining stable depositor relationships by providing quality service and multiple delivery channels so as to diminish the need to price funds on a highly competitive basis;

•	Utilizing longer-term borrowings when such funds are attractively priced relative to deposits and prevailing reinvestment opportunities;

•	Utilizing interest rate swap agreements on a limited basis to more finely tune the effective repricing structure of funding liabilities;

•	Maintaining a balance of cash or short-term investments; and

•	Maintaining an acceptable level of capital which provides a favorable level of interest-earning assets relative to interest-bearing liabilities.

•	Limiting investment in fixed assets and other non-earning assets and seeking to resolve existing non-performing assets as quickly as possible;
     The rate shock analysis as of March 31, 2010 (see Exhibit I-6) reflects a modest liability sensitive position with the economic value of equity (“EVE”) declining by $16.6 million or 26.2% pursuant to a positive 200 basis point instantaneous and permanent rate shock. Overall, the data suggests ACFC’s earnings would be adversely impacted by rising interest rates, although the Company has been somewhat successful in reducing its exposure to interest rate risk. At the same time, there are numerous limitations inherent in such analyses, such as the credit risk of the Company’s adjustable rate loans in a rising interest rate environment.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.20
Lending Activities and Strategy
     Over the last five fiscal years, the Company has been primarily emphasizing real estate lending, primarily 1-4 family residential mortgage loans and, to a lesser extent, commercial mortgage and multi-family mortgage loans. The majority of the Company’s 1-4 family residential mortgage loans consist of loans which are conforming to agency standards, and the non-conforming residential loans are conforming but for the loan amount (i.e., jumbo loans). To a lesser extent, the Company extends consumer loans. Details regarding the Company’s loan portfolio composition are included in Exhibits I-7 and I-8.
     Residential Lending
          As of March 31, 2010, residential mortgage loans approximated $299.3 million, or 49.2% of total loans. ACFC originates both fixed rate and adjustable rate 1-4 family mortgage loans. The Company’s general philosophy is to seek to originate adjustable rate loans and/or shorter-term fixed rate mortgage loans for portfolio (hybrid loans with a fixed rate of up to 5 years initially) when competitive and market conditions permit. The Company also originates longer term fixed rate loans and may either place such loans into portfolio or sell them on a servicing released basis, depending upon various considerations which include an assessment of the interest rate risk exposure of holding the loans. ACFC has recently been originating longer term fixed rate loans for sale on a servicing released basis as it has sought to shrink the balance sheet.
          Adjustable-rate loans are tied to a variety of indices including rates based on U. S. Treasury securities. The majority of adjustable-rate loans carry an initial fixed rate of interest for either three or five years which then convert to an interest rate that is adjusted based upon the applicable index and in accordance with the note. As of March 31, 2010, the interest only portion of this portfolio totaled $66.4 million, or 10.9% of the total loan portfolio, and 22.2% of the total one- to four-family residential mortgage loan portfolio. ACFC does not currently originate or purchase interest only one-to four-family residential mortgage loans and ceased such activity in December 2007.
          ACFC originates one-to-four family loans up to a loan-to-value (“LTV”) ratio of 90%, with private mortgage insurance (“PMI”) being required for loans in excess of an 80.0% LTV ratio. The majority of the 1-4 family mortgage loans which have been originated or purchased by the Company are secured by residences in the Company’s markets in Georgia and Florida.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.21
The Company was purchasing loans from out of state brokers through fiscal 2008 but has ceased purchasing loans.
          As a complement to 1-4 family permanent mortgage lending, the Company also has offered home equity loans including fixed rate amortizing term loans and variable rate lines of credit tied to the Prime rate. In the current market environment, the Company has limited the origination of home equity lines of credit and has focused on extending fixed rate term loans. As of March 31, 2010, home equity loans totaled $91.6 million, equal to 15.1% of total loans, 52.0% of which were home equity loans secured by first mortgages. As of March 31, 2010, interest only lines of credit totaled $41.5 million, or 45.3% of the total home equity loans, and 10.5% of total residential mortgage loans.
     Commercial Mortgage, Multi-Family Mortgage and Land Loan Lending
          Commercial real estate loans totaled $77.6 million, equal to 12.8% of total loans, while other mortgage loans, consisting primarily of multi-family mortgage and land loans totaled $36.0 million, equal to 5.9% of total loans. Commercial real estate and multi-family loans originated by ACFC are extended up to a loan-to-value (“LTV”) ratio of 80% and carry adjustable rates with amortization periods generally ranging from 20 to 30 years, and a minimum debt service coverage of 1.2 times. The Company’s fixed rate product have typically been originated with five or ten year call provisions and priced at a premium to the rate of the U.S. Treasury of corresponding maturity. The majority of adjustable-rate loans carry an initial fixed-rate of interest for either three or five years and then convert to an interest rate that is adjusted annually based upon the index. Prepayment penalties are frequently incorporated into the loan agreements to discourage prepayment within the first several years of the loan. Adjustable rate loans typically consist of loans which are fixed for the first five years and reprice annually thereafter.
          Loans to commercial and individual borrowers secured by land and multi-family property total $39.6 million as of March 31, 2010. Multi-family residential loans are generally originated with adjustable interest rates based on prime or U.S. Treasury securities. Loan-to-value ratios on multi-family residential loans do not exceed 75% of the appraised value of the property securing the loan. These loans require monthly payments, amortize over a period of up to 30 years. The Company offers both fixed and adjustable rate land loans to individual and commercial borrowers. Essentially all of these loans are secured by property located in the Company’s primary market.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.22
          The typical commercial or multi-family loans that the Company seeks to originate or purchase has a principal balance in the range of $500,000 to $2.0 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower. The Company has largely ceased originating commercial and multi-family mortgage loans as it seeks to minimize its risk exposure and reduce NPAs.
     Construction Loans
          Construction loans comprised the balance of the Company’s mortgage loan portfolio, amounting to $13.9 million (2.3% of total loans) at March 31, 2010. The Company’s construction loan balance has diminished from a peak level of $37.4 million at the end of fiscal 2006 and the Company expects the balance to continue to decline as ACFC has virtually ceased originating new construction loans except where it has a contractual obligation to do so.
     Non-Mortgage Loans
          ACFC originates non-mortgage loans, including commercial and consumer loans (excluding mortgage-based home equity loans which totaled $91.6 million), which in the aggregate, totaled $71.9 million as of March 31, 2010 (14.7% of total loans). Loans secured by manufactured homes totaled $39.0 million, or 6.4% of the gross loan portfolio as of March 31, 2010. Manufactured home loans have a fixed rate of interest and may carry terms up to twenty years. Down payments are required, and the amounts are based on several factors, including the borrower’s credit history. The second most significant component of the consumer loan portfolio consists of automobile loans. The loans are originated primarily through the Company’s branch network and are underwritten by the in-house staff. Loans secured by automobiles totaled $18.3 million, or 3.0% of the gross loan portfolio as of March 31, 2010. Automobile loans have a fixed rate of interest and may carry terms up to six years. Down payments are required, and the amounts are based on several factors, including the borrower’s credit history.
          The Company also extends commercial loans for the purpose of financing leases, working capital lines of credit, loans for equipment and loans for other business purposes. As of March 31, 2010, the portfolio of commercial non-mortgage loans totaled $17.7 million, equal to 2.9% of total loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.23
          The future lending strategy is expected to focus on residential mortgage lending and small business lending. In this regard, the Company will continue to originate permanent mortgage loans for its portfolio, typically including shorter term fixed rate and adjustable rate loans. Additionally, the Company will be seeking to build relationships with mortgage bankers and brokers, both in market and out-of-market who will source mortgage loan originations for the Company. Substantially all of the loans will be sold, typically with servicing rights released, and the Company will manage the underwriting and processing of the loan. The other area where the Company may expand lending is with respect to small business lending which the Company sees as underserved in the current environment. A benefit of small business lending will be that the Company believes it will be able to attract a deposit relationship with the credit relationship enhance the stability and cost of its funding sources.
     Loan Originations, Purchases and Sales
          The Company’s residential loan originations have primarily come from the following sources historically: (1) internal loan originations generated through direct solicitation by the Company’s business development officers or by referrals through ACFC’s branches or presence on the Internet; (2) loan brokers; and (3) whole loan participation purchases from other lenders (primarily within the Company’s normal lending territory). The Company also periodically purchased pools of 1-4 family residential mortgage loan pools from various secondary market sources. Such loans may be comprised of loans both within and outside the Company’s primary market. At present, the Company’s residential loan originations are primarily derived from an in-house staff. In the future, the Company will be seeking to expand its relationships with mortgage brokers and bankers to expand the volume of secondary market loan sales with the objective of increasing revenue without substantially impacting the balance of total assets.
     The Company has originated commercial loans internally and supplemented the internal loan origination capacity through purchases. At the present time, the Company has largely ceased origination of new commercial and construction loans.
     Consumer loans are primarily extended to provide a full range of services to customers and are originated by in-house staff. Such loans are primarily evaluated utilizing statistical credit scoring models to evaluate the borrower’s creditworthiness.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.24
Asset Quality
     The Company’s asset quality has historically been strong and the level of NPAs has been modest, generally well below a level of 1% of assets. However, ACFC has recently realized an increase in the level of NPAs, primarily related to the recessionary economic environment. Specifically, the Company’s delinquencies have increased as a result of growing unemployment in its markets and the slack economy has depressed the collateral value of many of the Company’s security properties. As reflected in Exhibit I-9, the total NPA balance (i.e., loans 90 days or more past due and REO) as of March 31, 2010, was $39.4 million, equal to 4.31% of assets, consisting primarily of non-accruing loans and a small balance of real estate owned (“REO”). In contrast, the ratio of NPAs/Assets was below 1% as recently as the end of fiscal 2007. In addition, the Company has a significant balance of restructured loans such that the ratio of NPAs and 90+ day accruing delinquent loans/Assets (ratio includes performing TDRs) totaled $57.8 million, equal to 6.33% of assets. The ratio of allowances to total loans equaled 2.17% while reserve coverage in relation to NPAs equaled 38.70% (see Exhibit I-5) and reserve coverage in relation to NPAs and 90+ day accruing delinquent loans equaled 23.01%.
     The Company has taken several steps to address the deterioration in asset quality which is largely the result of: (1) erosion of real estate values which has impacted the collateral value of the Company’s loans; and (2) the recession which has resulted in job losses and lower personal income levels, both of which have adversely impacted borrower’s ability to repay their loans with the Company. Management has instituted a proactive strategy to aggressively reduce non-performing assets through accelerated charge-offs, loan work out programs, enhanced collection practices, the use of distressed asset sales and improved risk management. Additionally, the Company has undertaken the following steps to improve asset quality:
•	Beginning in 2009, management began to accelerate its charge-offs of one- to four-family residential mortgage loans by taking partial or full charge-offs in the period that such loans became non-accruing.

•	The Company has restructured loans through TDRs in circumstances in which it is believed that the borrower can service the loan pursuant to the renegotiated terms providing the Company with savings from the expense of foreclosure proceedings and the holding and disposition expenses of selling foreclosed property.

•	In 2009, due to the elevated delinquency of one- to four-family residential loans and the increasing complexity of workout for these types of loans, the Company engaged the services of a national third party servicer for certain loans. One- to four-family

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.25
residential mortgage loans, and any associated home equity loan that become 60 days past due are assigned to the third party servicer for collection. ACFC will also assign other one- to four-family residential mortgage loans to the third party servicer irrespective of delinquency status if management believes the loan may have collection risk. At March 31, 2010, the outstanding balance of loans assigned to the third party servicer was $46.9 million.

•	In order to reduce the expenses of the foreclosure process and selling of foreclosed property, ACFC has sold certain non-performing loans through national loan sales of distressed assets. The Company has also accepted short sales of residential property by borrowers where such properties are sold at a loss and the proceeds of such sales are paid to ACFC.

•	The Company has enhanced the internal risk management processes. In 2010, ACFC established an independent risk committee of the Board of Directors to evaluate and monitor system, market and credit risk.
     ACFC has bolstered staffing in the servicing and collections area to in an effort to quickly identify potential loan delinquencies as they occur and to develop resolutions strategies with respect to problem borrowers. Other steps taken by the Company to improve asset quality have been to tighten underwriting and limit high risk-weight lending in the current environment until real estate prices appear to have stabilized and the economy shows signs of firming.
     Management believes the completion of the Second Step Conversion and Supplemental Offering will enhance the ability to absorb credit-related losses which may accelerate overall improvement in asset quality. In this regard, the Company is planning a bulk sale of non-performing loans (net book value of $7.0 million) to be completed in the second quarter of 2010. The anticipated loss is expected to be in the range of $2 million to $3 million but the sale is expected to reduce ACFC’s credit risk exposure and exposure to future losses.
Funding Composition and Strategy
     As of March 31, 2010, the Company’s assets were funded primarily with deposits, and, to a lesser extent, borrowings and equity (see Exhibits I-10, I-11 and I-12). The Company’s deposit services generally cater to individuals rather than commercial businesses.
     Deposits
          Local retail deposits have consistently addressed the substantial portion of ACFC’s funding needs, with core deposits in the form of non-interest bearing checking, passbook accounts, and money market deposit accounts comprising the majority of deposits. In the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.26
aggregate, these accounts totaled $277.9 million, or 48.4% of total deposits as of March 31, 2010. At this same date, CDs accounted for approximately 51.6% of deposits. Approximately 67% of CDs had remaining maturities of one year or less. Large balance CDs (i.e. balances greater than $100,000), which tend to be more rate sensitive than lower balance CDs, accounted for $158.6 million, or 27.6% of deposits, at March 31, 2010.
          Deposits have diminished since the end of fiscal 2008, facilitated by a reduction in the price paid for new deposit funds and two branch sales.
     Borrowings
          Borrowings have been utilized primarily as a supplemental funding source to fund lending and investment security activity. As of March 31, 2010, borrowed funds consisted of $172.7 million of Federal Home Loan Bank (FHLB) advances. Maturities on ACFC’s portfolio of borrowed funds extend out to as long as 6 years (2016). Fixed-rate advances includes amounts which may be converted by the FHLB, at various designated dates following issuance, from fixed-rate to variable-rate debt, or for certain advances, adjusted to current market fixed rates. As of the most recent fiscal year end, convertible advances had a balance of $125.0 million and the weighted average cost of all the Company’s FHLB advances at March 31, 2010, was 3.54%.
          Securities sold under agreements to repurchase are secured by mortgage-backed securities with a carrying amount of $92.8 million at March 31, 2010. The agreements carry various periods of fixed interest rates that convert to callable floating rates in the future. Upon conversion, each agreement may be terminated in whole by the lender each following quarter. At maturity or termination, the securities underlying the agreements will be returned to the Company. As of March 31, 2010, the weighted average rate of the agreements was 5.04%.
          Overall, the borrowed funds enhanced the Company’s ability to expand the balance sheet through fiscal 2008. At the same time, the cost of such funds is relatively high, particularly as short term rates have dropped to record low levels. The relatively high cost and lengthy remaining term to maturity of the Company’s borrowed funds will remain an impediment to future profitability until their respective maturities.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.27
Legal Proceedings
     Other than the routine legal proceedings that occur in the Company’s ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the Company’s financial condition or operations.

RP® Financial, LC.	MARKET AREA ANALYSIS II.1
II. MARKET AREA ANALYSIS
Introduction
     ACFC currently conducts operations through its main office in Waycross, Georgia, and a total of 10 additional branch offices which cover a broad section of southeastern portions of Georgia and northeastern sections of Florida. Specifically, the northernmost office is located in Garden City, Georgia, near the city of Savannah, and the branch network extends to the Julington Creek office in northeast Florida, which is midway between Jacksonville and St. Augustine. Certain of the locations reflect, in part, the credit union roots and the location of CSX Corporation’s operations, and reflect several prior acquisitions (credit unions and bank branch acquisitions).
     Important from the perspective of this analysis, the Company’s offices, deposits and lending activities are concentrated in two areas including Waycross, Georgia (Ware County) where the headquarters office, one branch, and a drive-up facility are located, and in the Jacksonville, Florida Metropolitan Statistical Area (“MSA”) or the Greater Jacksonville Area of Duval County where five branches are situated, and which has been an area of growth for the Company over the last several years. Overall, more than three-quarters of the Company’s deposits were in these two markets as of June 30, 2009. Given this regional concentration, the regional economic and demographic trends for the Waycross, Georgia and Greater Jacksonville markets have been the focus of the analysis set forth herein.
     The Company will seek to gradually expand its regional branch office network over time, given the financial stability of the Company, based on the perceived market opportunity and may also seek to acquire other financial institutions. In the current environment, the Company may seek to acquire failed institutions from the FDIC if an attractive opportunity arises and assuming completion of the Second Step Conversion and Supplemental Offering as well as targeted reduction in NPAs. Moreover, ACFC will continue to extend the reach of its branch network through continued operation of the network of ATMs, Internet and telephone banking.
     A map reflecting the broad geographic coverage of ACFC’s offices as well as the relative concentration of offices in the Waycross and Greater Jacksonville markets is set forth below.

RP® Financial, LC.	MARKET AREA ANALYSIS II.2
     Future growth opportunities for ACFC depend on the growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of ACFC’s market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company, and will be factored into our valuation analysis accordingly. Exhibit II-1 provides a description of ACFC’s office facilities and Exhibit II-2 provides historical interest rates.
Local and Regional Economic Trends
     Local Real Estate Market Trends and the Impact on the Banking Industry
          Like many markets nationwide, ACFC’s market area has been impacted by the recessionary environment. The real estate market has been particularly impacted as the high growth Georgia market and the Company’s markets in northern Florida became overbuilt. In April 2010, Georgia maintained the ninth highest foreclosure rate in the United States and posted the seventh highest number of foreclosure filings nationwide. By comparison, Florida

RP® Financial, LC.	MARKET AREA ANALYSIS II.3
reported the third highest foreclosure rate in the United States and posted the second highest number of foreclosure filings nationwide, as reported by RealtyTrac, a leading online marketplace of foreclosure properties with detailed property, loan, and home sales data. The mounting foreclosures on top of an already overbuilt market have resulted in both Georgia and Florida being high on the list of bank failures over the last several years.
          A total of 218 banks and thrifts have failed nationwide since 2009, with 78 occurring in 2010 alone. The State of Georgia, while home to just 3% of all U.S. banks, reported 15% of the nation’s bank failures since the beginning of 2009, while Florida reported 12%. More banks have collapsed in Georgia than in any other state, with Florida ranking third since 2009. Eight Georgia banks and ten Florida banks have been seized by regulators this year, with defaulting construction and development loans playing a significant role in many of the failures.
          Given the high level of delinquent loans haunting the remaining Georgia and Florida based banks, more financial institution failures are expected. Poorly underwritten loans to builders and developers in the Atlanta area is at the root of many of the Georgia failures. Most of the failed Georgia institutions made outsized bets during the real estate boom on residential and commercial construction projects in the Atlanta area. Additionally, a weakened commercial real estate market which has increased delinquencies rates in those portfolios has also contributed to the growing number of problem institutions. Likewise, the problems in Florida’s banking industry have been focused in areas where new development was the greatest which resulted in an overbuilt market once the recession took hold, including both the east and west coastal area.
          The Company’s Georgia’s markets in the southeastern portion of the State were not impacted to the same extent as the Atlanta area, as new development was limited. Specifically, in April 2010, 1 in every 802 housing units (0.12% foreclosure rate) in Ware County received a foreclosure filing, which was very low in comparison to DeKalb County (where Atlanta is located), where 1 in every 244 housing units (0.41% foreclosure rate) received a foreclosure filing over the same time period. In comparison, the United States posted a 0.72% foreclosure rate (1 in every 138 housing units) for the first quarter of 2010, while the Atlanta MSA reported a 1.35% foreclosure rate and the nearby Savannah MSA reported a 0.75% foreclosure rate. The Atlanta MSA had the 31st highest foreclosure rate and the nearby Savannah MSA was the 61st highest foreclosure rate of all the metro areas in the United States.

RP® Financial, LC.	MARKET AREA ANALYSIS II.4
     Real Estate Market’s Impact on ACFC’s Florida Markets
          Like many markets nationwide, ACFC’s markets in Georgia and Florida have been impacted by the recessionary environment which has lead to the Company’s deteriorating asset quality. In this regard, much of the Company’s recent loan growth has been realized in Florida and thus, recent price depreciation in Florida’s real estate market has impacted the Company’s asset quality more significantly than weakness in the Georgia market.
          Recent trends with respect to single family home sales in northeastern Florida are shown in the chart below. While there are significant month-to-month fluctuations, home sales were up in the most recent month and monthly sales figures have tended to be above the level recorded for the same month in the prior year.

RP® Financial, LC.	MARKET AREA ANALYSIS II.5
          Median prices continued to decline during the first quarter of 2010, as the median price for homes fell 6% to $141,600, compared with $150,700 during the same period last year. Florida’s statewide median home prices were down 5% to $133,800 over the past year.

RP® Financial, LC.	MARKET AREA ANALYSIS II.6
          A troubling measure, the unemployment rate, remains above 10.0%. As of April 2010, the Jacksonville area’s unemployment rate was 11.0%, which has dropped for the second consecutive month from 12.2% in February 2010. However, the unemployment rate has climbed steadily since the 2008 economic meltdown, as during better economic times, the unemployment rate was holding at 3.1% in the spring of 2007, which is shown below.
          The Jacksonville area’s growing unemployment rate coupled with depreciating real estate values has resulted in increasing foreclosure rates. As shown below, foreclosure activity increased over the past few years. Jacksonville ranked as the 33rd highest MSA nationally for foreclosures in the first quarter of 2010, down from the 26th ranking for foreclosures in 2009.

RP® Financial, LC.	MARKET AREA ANALYSIS II.7
          Due to the considerable slowing of economic growth and the resulting downturn in the real estate market, management believes growth in the market area will be moderate in the near term. In addition, the Northeast Florida Association of Realtors expects 2010 to continue as it has — with slow and steady sales increases, adding that the recovery will take some time, but the market appears to be stabilizing.
     Economic Overview — Ware County, Georgia
          Ware County is a primarily rural area with a population estimated at 36,000, less than 15,000 of who lived in the City of Waycross. The economy of the market area is based on manufacturing, transportation and service industries and agriculture. CSX Transportation, Inc., which employs more than 950 workers at its “Hump Yard” in Waycross, essentially serves as a major southeastern switching yard and service center for the CSX Railroad. Many of the smaller manufacturing industries and other employers in Waycross and the surrounding area are related to the town’s location at a major regional rail hub for CSX Transportation and ready access to major highways (Waycross is at the junction of U.S. Routes 1, 82 and 84, which provide easy access to major interstate routes including I-95 and I-75). Farm products produced in Ware County and the surrounding area primarily include blueberries, tobacco and cotton as well as livestock, including cattle and hogs. Importantly, Ware County is a relatively small market with limited growth trends. Thus, the Company expanded its market into larger

RP® Financial, LC.	MARKET AREA ANALYSIS II.8
more growth oriented markets such as Duval County, Florida, which is described below.
     Economic Overview — Duval County, Florida
          Jacksonville’s economy has historically been tied to the military and defense industries, primarily the Navy, and has realized strong growth since the beginning of World War II. As a result of the mild climate and relatively low cost of living in comparison to many areas of southern Florida, the area has attracted many retirees. The surrounding area also has a significant tourism industry. Moreover, many other businesses including banks and financial services companies have transformed Jacksonville into a regional financial center in the southeastern U.S. These characteristics, coupled with growth of the Port of Jacksonville into the 38th largest port in the U.S. have all contributed to growth of the Jacksonville area economy.
Market Area Demographics
     Table 2.1 includes detailed information regarding the demographic trends for the Company’s market area counties from 2000 to 2009 and projected through 2014. Data for the states of Georgia and Florida is included for comparative purposes. The data shows a wide diversity of size and growth levels for the markets served by ACFC. In this regard, the Ware County market (Waycross) where the Company maintains approximately one-third of its deposits, is relatively small (total population approximating 36,000) and has actually een experiencing minimal growth in terms of its total population base from 2000 to 2009. While the Company’s other markets in Georgia (Chatham County and Coffee County) are larger in terms of the overall population and household levels, the Company’s retail presence in these markets is relatively limited (they represented 2.9% and 3.6% of the Company’s total deposits as of June 30, 2009).
     At the same time, the rationale for expansion into larger more vibrant markets is evidenced in the data as Duval County, Florida (i.e., the Jacksonville market) represents a comparatively huge market (912,000 residents and 1.4 million residents in the Jacksonville MSA) which has been growing by approximately 1.8% from 2000 to 2009. Likewise, the Company’s other Florida markets in Clay and St. Johns Counties have experienced more favorable growth trends, however with a smaller population size. The St. John’s County area shows the most significant growth out of all the counties that ACFC serves, with growth projections reflecting that it will continue to grow at a faster pace into 2014.

RP® Financial, LC.	MARKET AREA ANALYSIS II.9
Table 2.1
Atlantic Coast Federal Corporation
Summary Demographic Information

	Year			Growth Rate
	2000	2009	2014	2000-2009	2009-2014
Population (000)

United States	281,422	309,732	324,063	1.1%	0.9%
Florida	15,982	19,022	20,473	2.0%	1.5%
Clay County	141	192	220	3.5%	2.7%
Duval County	779	912	979	1.8%	1.4%
St. Johns County	123	188	227	4.8%	3.8%
Georgia	8,186	9,933	10,861	2.2%	1.8%
Chatham County	232	256	268	1.1%	0.9%
Coffee County	37	41	42	1.0%	0.5%
Ware County	35	36	36	0.1%	0.1%

Households (000)

United States	105,480	116,523	122,109	1.1%	0.9%
Florida	6,338	7,543	8,135	2.0%	1.5%
Clay County	50	70	80	3.7%	2.8%
Duval County	304	364	392	2.0%	1.5%
St. Johns County	50	76	91	4.8%	3.8%
Georgia	3,006	3,648	3,994	2.2%	1.8%
Chatham County	90	100	105	1.2%	1.1%
Coffee County	13	14	15	0.9%	0.6%
Ware County	13	14	14	0.3%	0.2%

Median Household Income ($)

United States	$42,164	$54,719	$56,938	2.9%	0.8%
Florida	38,843	50,413	52,516	2.9%	0.8%
Clay County	48,948	62,075	65,311	2.7%	1.0%
Duval County	40,737	52,034	54,702	2.8%	1.0%
St. Johns County	50,102	65,697	70,229	3.1%	1.3%
Georgia	42,686	56,761	58,593	3.2%	0.6%
Chatham County	37,854	48,284	52,071	2.7%	1.5%
Coffee County	30,698	36,664	38,839	2.0%	1.2%
Ware County	28,527	34,983	36,343	2.3%	0.8%

Per Capita Income ($)

United States	$21,587	$27,277	$28,494	2.6%	0.9%
Florida	21,557	27,128	28,526	2.6%	1.0%
Clay County	20,868	26,832	28,286	2.8%	1.1%
Duval County	20,753	26,819	28,099	2.9%	0.9%
St. Johns County	28,674	37,763	39,994	3.1%	1.2%
Georgia	21,154	26,980	28,427	2.7%	1.1%
Chatham County	21,152	24,713	26,034	2.2%	1.0%
Coffee County	15,530	17,353	18,312	1.6%	1.1%
Ware County	14,384	17,817	18,721	3.1%	1.0%

	Less Than	$25,000 to	$50,000-
2009 HH Income Dist. (%)	$25,000	50,000	$100,000	$100,000+

United States	20.9	24.5	35.3	19.3
Florida	21.9	27.6	33.8	16.7
Clay County	12.7	24.8	42.7	19.9
Duval County	20.0	27.8	35.5	16.7
St. Johns County	21.9	25.0	32.3	12.3
Georgia	26.0	25.8	35.5	12.8
Chatham County	26.0	25.8	35.5	12.8
Coffee County	33.2	31.9	29.0	6.0
Ware County	36.4	30.2	27.9	5.5
Source: ESRI.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.10
     Income characteristics for the Company’s markets are also reflected in the data set forth in Table 2.1. Generally, ACFC’s markets in Georgia are in rural and/or less prosperous regions of the State, which is reflected in the comparatively moderate income levels as measured by average household income, median household income and per capita income. Specifically, the median household and per capita income in Ware County equaled $34,983 and $17,817 respectively, as of 2009, which falls approximately 38% and 34% below the state aggregate, respectively. While income levels in the Company’s other Georgia markets are higher than Ware County, they too fall below the Georgia aggregate level.
     By comparison, income levels in Duval County are relatively comparable to the Florida aggregate. In this regard, the median household income in Duval County equaled $52,034 as of 2009, which exceeded the state aggregate by 3.2%, while per capita income equaled $26,819, which fell 1.1% below the state aggregate. In St. Johns and Clay Counties, the income levels also exceeded the Florida averages.
     Local Economy/Largest Employers
          The largest employers in Ware County and Duval County reflect the characteristics and trends previously described. In this regard, the major employers in Ware County reflect the status of Waycross and Ware County as a regional center for jobs, shopping and health care, among other components. As a result of its status as a regional employment hub, the population of Ware County approximately doubles during the working day when residents of nearby areas commute into the market for work, as such large employers as Satilla Regional Medical Center (1,200 employees), CSX Transportation (950 employees), and Baptist Village Inc. (360 employees). Other large manufacturing employers include Simmons Company (mattress manufacturer), Clayton Homes (producer of manufactured homes), and Carolina Skiff (manufactures small boats).
          The largest employers in Duval County reflects the traditionally large role played by the military, but also reflects the growing importance of other business and industries on the local economy including health care, retailing and financial services (see Table 2.2). In this regard, the largest employer and two of the five largest employers in the market is the U.S. Navy, which employs more than 35,000 workers at the Mayport Naval Station and the Jacksonville Naval Air Station. Other large employers include health care providers and financial services companies, whose presence in Jacksonville has been growing over the last several decades.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.11
Table 2.2
Atlantic Coast Federal Corporation
Major Employers in Ware County and Duval County

	Number of
Company	Employees	Product/Service

Ware County
Satilla Regional Medical Center	1,200	Hospital
Ware County School System	1,100	Gov./Education
CSX	950	Rail/Freight Transport.
Wal-Mart	488	Retail
Ware State Prison	388	State Prison
Baptist Village	360	Nursing Home
Carolina Skiff	250	Boat Manufacturer
Simmons Company	232	Mattress Manufacturer
Scotbuilt Homes	190	Manufactured Housing
Clayton Homes	185	Manufactured Housing

Duval County
Jacksonville Naval Air Station	25,245	Government/Military
Duval County Public Schools	14,489	Govt./Education
Mayport Naval Station	12,677	Government/Military
City of Jacksonville	8,828	Municipal Govt.
Baptist Health System	8,100	Health Care-Hospital
Blue Cross/Blue Shield of FL	7,000	Health Insurer
CSX	5,000	Railroad Corp. HQ
Mayo Clinic	5,000	Health Care
Citi	4,600	Credit Card Company
Bank of America	4,000	Regional Bank Sys.

Sources:	Okefenokee Area Development Authority for Ware County and the Northeast Florida Regional Development Partnership for Duval County.
     Unemployment Rates
          Unemployment levels on a local, state and national level have been increasing over the most recent 12 months, reflecting a recessed state of economy (see Table 2.3). Specifically, all of the Company’s market area counties are higher than the national unemployment rate, except for Chatham County in Georgia, reflecting the impact of the economic downturn on the Company’s markets. Notably, Coffee and Ware Counties were above the Georgia unemployment rate of 10.5% for March 2010, as only Duval County was above the Florida unemployment rate of 12.3%. Unemployment rates for both Georgia and Florida were above the national unemployment rate of 9.7% and the Company’s market area

RP® Financial, LC.	MARKET AREA ANALYSIS
II.12
counties ranged from a low of 8.8% in Chatham County, Georgia, to a high of 17.3% in Coffee County, Georgia.
Table 2.3
Atlantic Coast Federal Corporation
Unemployment Trends (1)

	March 2009	March 2010
Region	Unemployment	Unemployment
United States	8.6%	9.7%
Georgia	9.0	10.5
Chatham County	7.6	8.8
Coffee County	11.6	17.3
Ware County	9.7	12.0
Florida	9.6	12.3
Clay County	8.6	11.0
Duval County	9.4	12.4
St. Johns County	7.9	10.2

(1)	Unemployment rates are not seasonally adjusted.

Source:	U.S. Bureau of Labor Statistics.
Competition
     As a savings bank with its primary business functions of real estate lending and the gathering deposits in southeast Georgia and northeast Florida, ACFC’s primary competitors are: (1) other financial institutions with offices in the local market (including banks, thrifts and credit unions); (2) other mortgage loan originators; (3) those depository and lending organizations not physically located within the market but capable of doing business remotely through the Internet or by other means; and (4) other competitors such as investment firms, mutual funds, insurance companies, etc.
     Competition among financial institutions in the Company’s market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Company’s products and services is expected to remain highly competitive. Community-sized institutions such as ACFC typically compete with larger institutions on pricing or operate in a niche that will allow for operating margins to be maintained at profitable levels.
     Table 2.4 displays deposit market trends in recent years for Ware and Duval Counties as well as the other markets where ACFC maintains branch offices. The Company maintains a relatively strong market share in Ware County, where it is the largest financial institution holding

RP® Financial, LC.	MARKET AREA ANALYSIS
II.13
approximately 28% of the total deposit market. Total deposits in the Ware County market realized 7.1% annual growth overall over the last three years, with ACFC growing at a faster rate of 8.7% over the same time period. The Duval County market represents a much larger market overall (in excess of $30 billion of total deposits) but ACFC’s market share is much smaller, equal to approximately 0.9% of the total deposit market.
     The largest competitors in the markets served by ACFC are comprised of some of the largest financial institutions in the Southeast U.S. and the nation as a whole (See Table 2.5). In this regard, while ACFC holds the largest market share in Ware County, there are other significant competitors including WB&T Bankshares, Inc., Patterson Bankshares, Inc., and SunTrust Banks, Inc., each of which holds a share of the deposit market greater than 10%. The Duval County market also reflects a significant level of competition with a significant number of large banks, community banks and credit unions. In this regard, the two largest financial institutions in the market (Bank of America Corp. and EverBank Financial) together hold more than 60% of the deposit market.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.14
Table 2.4
Atlantic Coast Federal Corporation
Deposit Summary
(Dollars in Thousands)

	As of June 30,
	2006			2009			Deposit
		Market	Number of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2006-2009

State of Georgia	$169,490,000	100.0%	2,741	$186,132,000	100.0%	2,839	3.2%
Commercial Banks	162,799,000	96.1%	2,536	180,648,000	97.1%	2,694	3.5%
Savings Institutions	6,691,000	3.9%	205	5,484,000	2.9%	145	-6.4%

Chatham County	$4,417,585	100.0%	88	$4,882,197	100.0%	101	3.4%
Commercial Banks	4,362,223	98.7%	85	4,826,925	98.9%	98	3.4%
Savings Institutions	55,362	1.3%	3	55,272	1.1%	3	-0.1%
Atlantic Coast	17,502	0.4%	1	16,890	0.3%	1	-1.2%

Coffee County	$602,979	100.0%	16	$664,934	100.0%	17	3.3%
Commercial Banks	586,494	97.3%	15	643,830	96.8%	16	3.2%
Savings Institutions	16,485	2.7%	1	21,104	3.2%	1	8.6%
Atlantic Coast	16,485	2.7%	1	21,104	3.2%	1	8.6%

Ware County	$655,431	100.0%	10	$804,141	100.0%	12	7.1%
Commercial Banks	483,271	73.7%	8	582,784	72.5%	10	6.4%
Savings Institutions	172,160	26.3%	2	221,357	27.5%	2	8.7%
Atlantic Coast	172,160	26.3%	2	221,357	27.5%	2	8.7%

State of Florida	$363,416,000	100.0%	5,310	$400,979,000	100.0%	5,820	3.3%
Commercial Banks	296,869,000	81.7%	4,465	355,137,000	88.6%	5,286	6.2%
Savings Institutions	66,547,000	18.3%	845	45,842,000	11.4%	534	-11.7%

Clay County	$1,138,867	100.0%	28	$1,270,360	100.0%	32	3.7%
Commercial Banks	1,071,754	94.1%	26	1,208,253	95.1%	30	4.1%
Savings Institutions	67,113	5.9%	2	62,107	4.9%	2	-2.6%
Atlantic Coast	0	0.0%	0	41,809	3.3%	1	NA

Duval County	$23,200,454	100.0%	176	$30,356,688	100.0%	204	9.4%
Commercial Banks	19,285,097	83.1%	153	24,014,518	79.1%	184	7.6%
Savings Institutions	3,915,357	16.9%	23	6,342,170	20.9%	20	17.4%
Atlantic Coast	293,891	1.3%	6	264,537	0.9%	5	-3.4%

Saint Johns County	$2,489,873	100.0%	60	$2,786,112	100.0%	68	3.8%
Commercial Banks	2,221,165	89.2%	52	2,419,770	86.9%	57	2.9%
Savings Institutions	268,708	10.8%	8	366,342	13.1%	11	10.9%
Atlantic Coast	0	0.0%	0	18,793	0.7%	1	NA

Source:	FDIC.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.15
Table 2.5
Atlantic Coast Federal Corporation
Competitor Analysis
Ware, GA

					2009	2009
				2009	Total	Total
				Number	Deposits in	Market
2009	2008			of	Market	Share
Rank	Rank	Institution (ST)	Type	Branches	($000)	(%)
1	1	Atlantic Coast Fed Corp (MHC) (GA)	Thrift	2	221,357	33.87
2	2	WB&T Bankshares Inc. (GA)	Bank HC	1	96,010	14.69
3	5	Patterson Bankshares Inc. (GA)	Bank HC	1	75,670	11.58
4	3	SunTrust Banks Inc. (GA)	Bank	1	68,337	10.46
5	7	BB&T Corp. (NC)	Bank	1	68,243	10.44
6	6	Bank of America Corp. (NC)	Bank	1	46,450	7.11
7	4	United Community Banks Inc. (GA)	Bank	1	43,538	6.66
8	8	Liberty Shares Inc. (GA)	Bank HC	2	33,859	5.18
		Total For Institutions In Market		10	653,464
Duval, FL

					2009	2009
				2009	Total	Total
				Number	Deposits in	Market
2009	2008			of	Market	Share
Rank	Rank	Institution (ST)	Type	Branches	($000)	(%)
1	1	Bank of America Corp. (NC)	Bank	24	12,956,347	42.73
2	3	EverBank Financial (FL)	Thrift HC	5	5,752,713	18.97
3	2	Wells Fargo & Co. (CA)	Bank	39	4,998,290	16.49
4	4	SunTrust Banks Inc. (GA)	Bank	23	1,486,145	4.90
5	5	Banco Bilbao Vizcaya Argent SA	Bank	14	805,595	2.66
6	6	Jacksonville Bancorp Inc. (FL)	Bank	9	594,470	1.96
7	8	Regions Financial Corp. (AL)	Bank	17	472,693	1.56
8	7	First Guaranty B&TC Co. (FL)	Comm’l Bank	8	396,818	1.31
9	13	Fifth Third Bancorp (OH)	Bank	6	368,374	1.22
10	10	Florida Capital Group Inc. (FL)	Bank HC	2	315,961	1.04
12	9	Atlantic Coast Fed Corp (MHC) (GA)	Thrift	5	264,537	0.87
		Total For Institutions In Market		199	30,317,940

Note: Market Share is for U.S. Territories only and non-retail branches are not included.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1
III. PEER GROUP ANALYSIS
     This chapter presents an analysis of ACFC’s operations versus a group of comparable publicly-traded financial institutions (the “Peer Group”) selected from the universe of all publicly-traded financial institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation of ACFC is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to ACFC, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform. Our comparative analysis of the Company and the Peer Group takes into consideration the pro forma impact of the completion of the Supplemental Offering consistent with the assumptions set forth in the prospectus.
Peer Group Selection
     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus, may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies, and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.
     Ideally, the Peer Group should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 144 publicly-traded institutions nationally, which includes approximately 38 publicly-traded MHCs. Given this limited number of public full stock thrifts, it is typically the case that the Peer

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2
Group will be comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since ACFC will be a full stock public company upon completion of the Offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group.
     Based on the foregoing, from the universe of 106 fully converted publicly-traded thrifts, we selected ten institutions with characteristics similar to those of ACFC. The selection process applied is described below, followed by a brief description of each member of the Peer Group.
•	Screen #1 Florida and Georgia institutions. There were no publicly traded thrift institutions eligible for inclusion in the Peer Group as there were no publicly traded thrifts in based in Florida and the only two publicly traded thrift institutions based in Georgia were subsidiaries of mutual holding companies which are inappropriate for the valuation peer group for a thrift undertaking a second step conversion transaction.

•	Screen #2. Thrift institutions with assets between $400 million and $3.0 billion; Based on the importance that asset size plays in franchise value and resources of financial institution, market capitalization and liquidity of the stock;

•	NPA/Assets ratios between 2% and 7.5%; Asset quality is an important consideration in investors’ perception of value in the current environment. As of March 31, 2010, the Company’s ratio of NPAs/assets equaled 4.31% and NPAs including accruing TDRs equaled 6.33% of assets. Accordingly, in selecting the Peer Group, we were seeking to select comparable thrifts with similar asset quality ratios in the aggregate, such that the perceived investment risks and returns were captured in their respective pricing ratios.

•	Return on Assets (“ROA”) ratios less than 0.30%. Given the Company’s recent operating losses, our Peer Group selection was focused on selecting comparable public thrifts with weak operating returns or losses. Moreover, we excluded three thrifts reporting operating losses merely as a result of one-time non-recurring goodwill impairment charges.

•	Other Considerations. We also excluded several institutions operating in inner city markets (Caver Bancorp of New York and Broadway Financial Corp. of CA) which also were minority owned and operated as well as a company which had converted in the last twelve months (Omni-American Bancorp of Texas). Overall, in selecting the Peer Group, we sought to balance characteristics as regional market, asset quality and earnings in order to best match the corresponding characteristics for the Company.
     Table 3.1 shows the general characteristics of each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and ACFC, we believe that the Peer Group companies, on average, provide a good basis for valuation, subject to valuation adjustments. The following sections present a comparison of ACFC’s

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3
Table 3.1
Peer Group of Publicly-Traded Thrifts
May 28, 2010

				Operating	Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)	Offices	Year	Date	Price	Value
									($)	($Mil)

FDEF	First Defiance Financial Corp. of OH	NASDAQ	Defiance, OH	Thrift	$2,059	35	12-31	10/95	$10.83	$88
BFIN	BankFinancial Corp. of IL	NASDAQ	Burr Ridge, IL	Thrift	$1,559	18	12-31	06/05	$8.53	$183
MFSF	MutualFirst Financial Inc. of IN	NASDAQ	Muncie, IN	Thrift	$1,487	33	12-31	12/99	$7.66	$54
ABBC	Abington Bancorp, Inc. of PA	NASDAQ	Jenkintown, PA	Thrift	$1,267	20	12-31	06/07	$8.88	$185
CITZ	CFS Bancorp, Inc. of Munster IN	NASDAQ	Munster, IN	Thrift	$1,092	22	12-31	07/98	$5.06	$55
LEGC	Legacy Bancorp, Inc. of MA	NASDAQ	Pittsfield, MA	Thrift	$946	20	12-31	10/05	$8.76	$76
FPTB	First PacTrust Bancorp of CA	NASDAQ	Chula Vista, CA	Thrift	$904	9	12-31	08/02	$9.25	$39
RVSB	Riverview Bancorp, Inc. of WA	NASDAQ	Vancouver, WA	Thrift	$838	18	03-31	10/97	$3.00	$33
FSBI	Fidelity Bancorp, Inc. of PA	NASDAQ	Pittsburgh, PA	Thrift	$708	14	09-30	06/88	$7.10	$22
JFBI	Jefferson Bancshares Inc. of TN	NASDAQ	Morristown, TN	Thrift	$663	12	06-30	07/03	$4.13	$28

NOTES: (1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.

(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4
financial condition, income and expense trends, loan composition, interest rate risk, and credit risk versus the Peer Group, as of the most recent publicly available date. A summary description of the key characteristics of each of the Peer Group companies is detailed below and a market area comparative analysis is provided in Exhibit III-2.
•	First Defiance Financial Corp., Inc. First Defiance Financial Corp. is a savings and loan holding company based in Defiance, Ohio. First Defiance Financial Corp. conducts operations from 35 retail banking offices in northwestern Ohio and nearby areas in Michigan and Indiana. First Defiance Financial Corp.’s operating objectives include expansion, diversification within its markets, growth of its fee based income, and growth internally and through acquisitions of financial institutions, branches and financial services businesses. First Defiance Financial Corp. has completed three whole bank acquisitions, several branch acquisitions and acquisitions of other financial services companies over the last decade. At March 31, 2010, First Defiance Financial Corp. had total assets of $2.1 billion, deposits of $1.6 billion and a tangible equity-to-assets ratio of 8.4%. The ratio of NPAs/Assets was 2.59% and was thus favorable relative to the Peer Group average. For the 12 months ended March 31, 2010, First Defiance Financial Corp. reported earnings of $5.3 million for a return on average assets of 0.26%. First Defiance Financial Corp. had a market capitalization of $88 million as of May 28, 2010.

•	BankFinancial Corp. of IL. BankFinancial Corp. operates through a total of 18 offices in the Chicago, Illinois, metropolitan area. BankFinancial Corp.’s asset investment strategy reflects a ratio of loans/assets which is modestly above the Peer Group average and a loan portfolio composition which is heavily weighted towards commercial and multi-family mortgage loans. The ratio of NPAs/Assets falls modestly below the Peer Group average at 4.05% of assets. Reported earnings are above the Peer Group average and median reflecting in part, below average level of loan loss provisions. At March 31, 2010, BankFinancial Corp. had total assets of $1.6 billion, deposits of $1.2 billion and a tangible equity-to-assets ratio of 15.2%. For the twelve months ended March 31, 2010, BankFinancial Corp. reported a net loss of $194,000 for a return on average assets of -0.01%, while core earnings excluded net non-operating items on a tax effected basis equaled 0.05% of average assets. BankFinancial Corp had a market capitalization of $183 million at May 28, 2010.

•	MutualFirst Financial, Inc. of IN. MutualFirst Financial operates through 33 offices in northern and central Indiana. MutualFirst Financial’s balance sheet structure reflects a balance sheet structure similar to the average Peer Group company. The loan composition weighted toward residential mortgages and the Company reported positive operating returns (0.19% ROA) in contrast to the Company’s and the Peer Group’s losses on average. The favorable earnings performance in comparison to the Peer Group may be attributable to its comparatively lower level of NPAs (2.44% versus 4.28% for the Peer Group on average). At March 31, 2010, MutualFirst Financial had total assets of $1.5 billion, deposits of $1.1 billion, and a tangible equity-to-assets ratio of 8.4%. For the twelve months ended March 31, 2010, MutualFirst Financial reported

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5
earnings of $2.7 million for a return on average assets of 0.19%. MutualFirst Financial had a market capitalization of $54 million at May 28, 2010.

•	Abington Bancorp of PA operates 20 branches in the Philadelphia metropolitan area. The asset structure reflects a relatively modest proportion of loans/assets, as Abington Bancorp has sought to leverage its strong capital ratio following the completion of its second step conversion in June 2007. Abington Bancorp’s loan portfolio reflects a high level of construction lending in comparison to the Peer Group average and NPAs have increased as a result to levels exceeding the Peer Group average and median. The deteriorating asset quality has impacted Abington Bancorp’s earnings as loan loss provisions as a percent of average assets exceeded the level of any Peer Group company individually and the Company’s ROA was at the lower end of the Peer Group range. At March 31, 2010, Abington Bancorp had total assets of $1.3 billion, deposits of $877.6 million, a tangible equity-to-assets ratio of 16.9% and a NPA/Assets ratio equal to 4.73%. For the twelve months ended March 31, 2010, Abington Bancorp reported net a net loss equal to $7.7 million for a return on average assets of -0.63%. Abington Bancorp had a market capitalization of $185 million at May 28, 2010.

•	CFS Bancorp, Inc. of IN. CFS Bancorp is a savings and loan holding company operating 22 banking offices in northern Indian and Illinois. CFS Bancorp maintains a diversified loan portfolio with levels of commercial mortgage and non-mortgage loans exceeding the Peer Group average. CFS Bancorp has recently reported operating losses as NPAs/assets have increased to 7.35% which exceeds the level of any Peer Group company individually and loan losses have increased as a result. At March 31, 2010, CFS Bancorp had total assets of $1.3 billion, deposits of $877.6 million a tangible equity-to-assets ratio of 10.2%. For the twelve months ended March 31, 2010, CFS Bancorp reported a net loss of $1.3 million for a net loss of 0.12%. CFS Bancorp had a market capitalization of $55 million at May 28, 2010.

•	Legacy Bancorp of MA operates 20 branch offices in western Massachusetts and eastern New York. The overall balance sheet structure and composition of the loan portfolio are similar to the Peer Group averages. Operating losses were comparatively significant (-0.87% ROA) reflecting the impact of losses on investment securities as well as high loan loss provisions. NPAs are at the lower end of the Peer Group range equal to 2.06% of assets. At March 31, 2010, Legacy Bancorp had total assets of $946.2 million, deposits of $661.2 million, and a tangible equity-to-assets ratio of 11.5. For the twelve months ended March 31, 2010, Legacy Bancorp reported a net loss of $8.3 million for a return on average assets of -0.87%. Legacy Bancorp had a market capitalization of $76 million at May 28, 2010.

•	First PacTrust Bancorp of CA operates through 9 offices in San Diego and Riverside Counties. Like the Company’s markets, First PacTrust’s markets have been significantly impacted by the recessionary economic environment which has resulted in increased delinquency and foreclosure rates as well as declining real estate values. First PacTrust’s status as a former credit union also enhances its comparability to the Company. The majority of First PacTrust’s loans are for 1-4 family residential loans, but it has also diversified modestly into

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6
commercial real estate lending. First PacTrust’s balance sheet composition is broadly similar to the Company in terms of loan and deposit concentrations while recent operating losses reflect the impact of very high levels of loan loss provisions, as the NPA/Assets ratio has increased to 7.25%, which is at the upper end of the Peer Group range. At March 31, 2010, First PacTrust had total assets of $903.8 million, deposits of $691.7 million and a tangible equity-to-assets ratio of 10.9%. For the twelve months ended March 31, 2010, First PacTrust reported net income equal to $2.5 million for a return on average assets of 0.27%. First PacTrust had a market capitalization of $39 million at May 28, 2010.

•	Riverview Bancorp, Inc. of WA operates through 18 offices in Oregon and Washington, primarily in the Portland metropolitan area. Riverview Bancorp’s assets and liabilities reflect a greater proportion of loans and deposits than the Peer Group average with a significant proportion of the loan portfolio devoted to high risk-weight lending including both income producing property loans and construction and development loans. Like the Company’s markets, Riverview Bancorp’s markets have been significantly impacted by the recessionary economic environment which has resulted in increased delinquency and foreclosure rates as well as declining real estate values. Coupled with the high risk-weight portfolio, Riverview Bancorp has posted the highest level of loan loss provisions (1.81% of average assets) of any of the Peer Group institutions reflecting its relatively high level of NPAs (5.89% of assets versus the Peer Group average of 4.28%). At March 31, 2010, Riverview Bancorp had total assets of $838.0 million, deposits of $688.0 million and a tangible equity-to-assets ratio of 7.0%. For the twelve months ended March 31, 2010, Riverview Bancorp reported a net loss equal to $5.4 million for a return on average assets of -0.62%. Riverview Bancorp had a market capitalization of $33 million at May 28, 2010.

•	Fidelity Bancorp, Inc. of PA operates through a total of 14 branch offices in the Pittsburgh metropolitan area. The balance sheet reflects a significant wholesale component with investments and borrowings comprising a larger proportion of total assets in comparison to the Peer Group average. Fidelity Bancorp reported a loss over the last twelve months primarily owing to realized and unrealized losses on investment securities and other than temporary impairment charges on investment securities. Lending is primarily concentrated in 1-4 family mortgage loans, both in terms of whole loans and through a significant investment in MBS, while diversification into commercial mortgage lending is below the Peer Group average. At March 31, 2010, Fidelity Bancorp had total assets of $708.0 million, deposits of $446.1 million, a tangible equity-to-assets ratio of 6.4% and an NPA/Assets ratio equal to 2.62%. For the twelve months ended March 31, 2010, Fidelity Bancorp reported a net loss of $2.6 million for a loss on average assets of -0.35%. Fidelity Bancorp had a market capitalization of $14 million at May 28, 2010.

•	Jefferson Bancshares, Inc. of Tennessee. Jefferson Bancshares, Inc. (“Jefferson Bancshares”) is a savings and loan holding company based in Morristown, Tennessee, which is located in the northeastern portion of the Tennessee. Jefferson Bancshares recently completed an acquisition transaction on an unassisted basis but at a nominal purchase price effectively doubling the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7
branch structure to a total of 12 offices. As a result, Jefferson Bancshares has substantially leveraged the capital raised in its second step conversion which was completed in 2003. The ratio of NPAs/Assets equals 3.82% which falls modestly below the Peer Group average and the loan portfolio reflects a broad mix of mortgage loans and comparatively smaller balances of non-mortgage loans. At March 31, 2010, Jefferson Bancshares had total assets of $663.2 million, deposits of $480.4 million and a tangible equity-to-assets ratio of 8.4%. For the twelve months ended March 31, 2010, Jefferson Bancshares reported earnings of $1.1 million for a return on average assets of 0.16%. Jefferson Bancshares had a market capitalization of $28 million at March 31, 2010.
     In the aggregate, the Peer Group companies maintain a slightly higher tangible equity level in comparison to the industry average (10.46% of assets versus 10.04% for all public companies). Moreover, both the all public group and the Peer Group are reporting operating losses on a core basis (core operating loss equal to 0.11% of average assets for the Peer Group versus a loss of 0.23% for all public companies). Accordingly, both reported negative ROEs. Credit quality issues were important factors impacting earnings for both — NPAs/Assets averaged 3.52% and 4.28% for all public companies and the Peer Group, respectively, while the median ratios were nearly equal, at 2.44% and 3.94%, respectively. Overall, the Peer Group’s key pricing ratios were at a discount to all publicly traded thrift institutions on a P/TB basis (85.20% P/TB for all full stock publicly traded thrifts versus 61.61% for the Peer Group on average) reflecting in part, the Peer Group’s smaller size, higher NPAs and lower profitability. Importantly, the P/E multiple was not meaningful for the Peer Group given their low or negative earnings levels and similarly, many institutions in the all public group were reporting operating losses or very low earnings levels rendering the earnings approach to valuation less important in the current environment.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

	All
	Publicly-Traded	Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$3,006	$1,152
Market Capitalization ($Mil)	$347	$76
Tangible Equity/Assets (%)	10.04%	10.46%
NPA/Assets(1)	3.52%	4.28%
Core Return on Average Assets (%)	(0.23%)	(0.11%)
Core Return on Average Equity (%)	(0.77%)	(0.82%)

Pricing Ratios (Averages)(2)
Price/Core Earnings (x)	16.60x	N.M.
Price/Tangible Book (%)	85.20%	61.61%
Price/Assets (%)	8.54%	6.28%

(1)	Includes all NPAs and 90+ day accruing delinquent loans.

(2)	Based on market prices as of May 28, 2010.
Sources: Table 4.3.
     The companies selected for the Peer Group were relatively comparable to ACFC on average, and are considered to be the “best fit” Peer Group. While there are many similarities between ACFC and the Peer Group on average, there are some differences as well. The following comparative analysis highlights key similarities and differences relative to the Peer Group.
Financial Condition
     Table 3.2 shows comparative balance sheet measures for ACFC and the Peer Group, reflecting balances as of March 31, 2010 for the Company and the Peer Group. Importantly, the pre-conversion balance sheet ratios have been adjusted to take into account the net proceeds from the Supplemental Offering consistent with the presentation set forth in Table 1.1. The growth rates have not been adjusted as the impact would be limited except for the one-time impact to the capital growth figures.
     ACFC’s equity-to-assets ratio of 7.8% was below the Peer Group’s average equity/assets ratio of 11.7%. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 7.8% and 10.3%, respectively, with the narrowed differential reflecting the Company’s nominal goodwill balance in comparison to the Peer Group. On a pro forma basis, ACFC’s reported and tangible equity will fall slightly below the Peer Group average and median

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9
Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of March 31, 2010

		Balance Sheet as a Percent of Assets (1)										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash &	MBS &				Borrowed	Subd.	Net	Goodwill	Tng Net		MBS, Cash &			Borrows.	Net	Tng Net
		Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.

Atlantic Coast Federal Corporation
March 31, 2010		5.8%	23.6%	2.5%	65.0%	62.9%	28.8%	0.0%	7.8%	0.0%	7.8%	-8.14%	17.15%	-15.48%	-7.76%	-1.00%	-30.28%	-27.78%	5.83%	5.83%	11.29%

All Public Companies
Averages		5.2%	20.5%	1.4%	67.9%	71.9%	15.0%	0.5%	11.6%	0.9%	10.7%	4.00%	12.55%	1.40%	9.71%	-15.74%	1.82%	2.29%	10.62%	10.48%	17.29%
Medians		4.1%	18.1%	1.4%	68.8%	72.3%	12.9%	0.0%	10.2%	0.1%	9.5%	2.49%	7.98%	-0.52%	7.36%	-13.37%	1.26%	1.52%	9.40%	9.31%	14.41%

State of GA
Averages		4.2%	23.4%	2.5%	66.2%	64.0%	29.3%	0.0%	6.2%	0.0%	6.2%	-8.14%	17.15%	-15.48%	-7.76%	-1.00%	-30.28%	-27.78%	5.83%	5.83%	11.29%
Medians		4.2%	23.4%	2.5%	66.2%	64.0%	29.3%	0.0%	6.2%	0.0%	6.2%	-8.14%	17.15%	-15.48%	-7.76%	0.00%	-30.28%	-27.78%	5.83%	5.83%	11.29%

Comparable Group
Averages		6.3%	15.3%	1.9%	70.2%	74.7%	12.1%	0.7%	11.7%	1.4%	10.3%	-0.02%	30.56%	-7.02%	6.26%	-26.67%	-0.92%	0.18%	10.73%	10.73%	14.86%
Medians		5.2%	11.1%	1.8%	68.8%	76.0%	12.5%	0.2%	11.2%	0.8%	9.3%	0.03%	21.35%	-7.91%	3.68%	-22.84%	-0.17%	0.14%	9.84%	9.84%	13.45%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	5.6%	27.8%	3.3%	59.4%	69.3%	12.9%	0.0%	16.9%	0.0%	16.9%	5.87%	13.55%	0.10%	20.28%	-26.93%	-7.11%	-7.11%	13.22%	13.22%	21.70%
BFIN	BankFinancial Corp. of IL	11.3%	7.1%	1.3%	73.9%	79.0%	3.1%	0.0%	16.9%	1.7%	15.2%	0.05%	80.87%	-10.37%	6.78%	-61.21%	-0.73%	-0.11%	15.41%	15.41%	21.10%
CITZ	CFS Bancorp, Inc. of Munster IN	3.6%	19.5%	3.2%	68.1%	81.2%	7.6%	0.0%	10.2%	0.0%	10.2%	-1.78%	-11.62%	0.36%	2.69%	-33.12%	0.40%	0.40%	8.92%	8.92%	12.63%
FSBI	Fidelity Bancorp, Inc. of PA	4.1%	36.2%	0.7%	55.1%	63.0%	28.1%	1.1%	6.8%	0.4%	6.4%	-1.72%	21.35%	-14.67%	3.50%	-11.01%	-1.38%	-1.42%	NA	NA	13.55%
FDEF	First Defiance Financial Corp. of OH	7.5%	8.2%	1.5%	75.3%	77.7%	8.3%	1.8%	11.4%	3.1%	8.4%	2.39%	26.49%	-2.13%	3.85%	-6.33%	2.19%	3.94%	10.52%	10.52%	13.45%
FPTB	First PacTrust Bancorp of CA	4.9%	8.9%	2.0%	80.4%	76.5%	12.2%	0.0%	10.9%	0.0%	10.9%	0.84%	NM	-8.27%	9.76%	-34.09%	3.28%	3.28%	9.33%	9.33%	13.51%
JFBI	Jefferson Bancshares Inc. of TN	11.7%	8.6%	1.0%	67.7%	72.4%	13.8%	1.1%	12.1%	3.7%	8.4%	0.01%	81.77%	-11.75%	-0.36%	-0.21%	1.47%	10.39%	NA	NA	NA
LEGC	Legacy Bancorp, Inc. of MA	4.1%	20.9%	1.7%	67.7%	69.9%	16.5%	0.0%	12.7%	1.2%	11.5%	-2.26%	11.59%	-7.54%	2.73%	-18.74%	-3.05%	-2.76%	7.90%	7.90%	12.40%
MFSF	MutualFirst Financial Inc. of IN	8.2%	13.4%	3.0%	69.4%	75.5%	14.5%	0.3%	8.8%	0.4%	8.4%	4.79%	73.11%	-6.67%	10.65%	-14.39%	0.63%	1.87%	NA	NA	13.28%
RVSB	Riverview Bancorp, Inc. of WA	1.6%	2.1%	1.8%	85.1%	82.1%	4.2%	2.7%	10.1%	3.1%	7.0%	-8.35%	-22.04%	-9.21%	2.68%	-60.66%	-4.86%	-6.70%	9.84%	9.84%	12.11%

(1)	Includes the impact of the net offering proceeds of the supplemental offering consistent with the presentation set forth in Table 1.1.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10
at the midpoint of the offering range. Both the Company and the Peer Group currently maintain surpluses with respect to their respective regulatory capital requirements.
     The increase in ACFC’s pro forma equity position following the completion of both the Second Step Conversion and the Supplemental Offering will enhance the ability to address the high level of NPAs which management believes will facilitate the restoration of profitable operations. At the same time, the Company’s capital remains at risk in given that the level of NPAs and in view of the uncertainties with respect to the strength of the expected economic recovery and the related recovery of real estate values. Important from the perspective of the valuation, the Peer Group is subject to this same risk given their moderate capital levels on average, and the high level of NPAs and recent history of loan loss provisions and weak earnings or losses (these were primary elements of the Peer Group selection criteria).
     The Company’s asset composition reflects a modestly lower concentration of loans to assets, at 65.0% versus a 70.2% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Company was higher than for the Peer Group (29.4% of assets versus 21.6% for the Peer Group). The comparatively lower ratio of loans reflects that the Company’s portfolio has realized significant shrinkage in excess of the average rate of shrinkage of the Peer Group’s loan portfolio as the Company has substantially retrenched from lending to fully focus on the resolution of problem assets. Overall, the Company’s interest-earning assets (“IEA”) approximated 94.4% of assets, which is slightly higher than the comparative Peer Group ratio of 91.8%. Both the Company’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset. On a pro forma basis immediately following the Second Step Conversion, a portion of the proceeds will initially be invested into federal funds or shorter term investment securities increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term.
     ACFC’s funding liabilities currently reflect a higher level of borrowed funds and a lower level of funding through deposits. Specifically, the ratio of deposits/assets equaled 62.9% for the Company versus an average of 74.7% for the Peer Group, while borrowed funds equaled 28.8% and 12.8% (inclusive of subordinated debt for the Peer Group), respectively. Total interest-bearing liabilities (“IBL”) maintained as a percent of assets equaled 91.7% and 87.5% for ACFC and the Peer Group, respectively, reflecting the Company’s lower equity position. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations with equity.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11
     A key measure of balance sheet strength for a financial institution is IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix. Presently, the Company’s IEA/IBL ratio of 102.9% is below the Peer Group’s average ratio of 104.9%. The additional capital realized from stock proceeds will considerably increase the IEA/IBL ratio, as the net proceeds realized from ACFC’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Company’s equity position will result in a lower level of interest-bearing liabilities funding assets.
     ACFC posted asset shrinkage equal to 8.14% versus a stable asset base reported by the Peer Group companies on average. The Company’s asset shrinkage, in contrast to the stable asset levels reported by the Peer Group, is attributable in part, to the recessionary environment which has impacted the Company’s Florida markets to a greater extent than many of the Peer Group’s markets (i.e., higher unemployment rates, declining real estate values, higher foreclosure rates, etc.). Additionally, the Company has actively sought to undertake shrinkage with the objective of minimizing its regulatory required capital levels. As a result, ACFC realized 15.48% shrinkage of the loan portfolio for the most recent twelve month period versus a reduction of 7.02% on average for the Peer Group. A portion of the funds generated through loan portfolio shrinkage was redeployed into cash, investments and MBS, which increased by 17.15% for the Company and 30.56% for the Peer Group.
     The Company’s deposit base diminished by 7.76% for the most recent twelve month period as compared to an average deposit growth rate of 6.26% for the Peer Group. Both the Company and the Peer Group’s borrowings declined, by 1.00% and 26.67%, respectively, with the Peer Group’s positive deposit growth funding a portion of the borrowings repaid by the Peer Group.
     The Company’s equity decreased by 30.28% for the twelve months ended March 31, 2010, versus an average rate of shrinkage of less than 1% for the Peer Group. The significant shrinkage of ACFC’s capital reflects the more significant recent operating losses reported by the Company, as its ROA equaled -2.99% versus a much less significant loss equal to -0.17% reported for the Peer Group on average. The Company is projecting a more modest loss for the balance of fiscal 2010, and is targeting modest profitability for fiscal 2011. However, reversing the recent trend of capital erosion will be primarily dependent on reducing loan loss provisions and improving asset quality.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12
Income and Expense Components
     Table 3.3 shows comparative income statement measures for ACFC and the Peer Group, reflecting earnings for the twelve months ended March 31, 2010 for ACFC and the Peer Group. ACFC reported a significant operating loss equal 2.99% of average assets versus a net loss equal to 0.17% of average assets for the Peer Group based on the average, and a loss equal to 0.07% based on the median. Important from a valuation perspective in the current environment, both the Company’s and the Peer Group’s earnings have been depressed by deteriorating asset quality which was a key characteristic for inclusion in the Peer Group. However, loan loss provisions reported by ACFC have been materially higher than the Peer Group average contributing to the Company’s significantly greater net overall operating losses.
     The Company’s interest income to average assets exceeded the Peer Group average while the ratio of interest expense to average assets was also higher such that ratio of net interest income to average assets was below the Peer Group average. The Company’s higher interest income ratio was the result of both a higher yield on interest-earning assets (5.23% which exceeds the Peer Group average and median of 5.16% and 5.17%, respectively) and a higher IEA ratio. Overall, the Company’s ratio of interest income to average assets equaled 4.91% versus an average of 4.75% for the Peer Group.
     The Company’s interest expense ratio to average assets, equal to 2.62% versus 1.68% of average assets for the Peer Group, reflects the Company’s higher utilization of borrowings and the Company’s deposit composition reliant on CDs and money market accounts, both of which entail a relatively high cost; the Company’s average cost of funds equaled 3.01% versus an average of 1.92% for the Peer Group. Additionally, ACFC’s IBL ratio exceeds the Peer Group average further contributing to its higher interest expense ratio when measured as a percentage of average assets.
     Non-interest operating income is a higher contributor to ACFC’s earnings relative to the Peer Group, at 0.91% and 0.75%, respectively. The Company’s non-interest income ratio is comparatively higher, primarily reflecting the high level of fee income generated through the Company’s deposit accounts and ATM network.
     ACFC operates with a modestly lower operating expense ratio than the Peer Group, primarily reflecting the impact of the Company’s recent cost cutting measures which resulted in approximately $2.5 million of aggregate cost savings. The operating expense ratios for ACFC and the Peer Group were 2.39% and 2.89%, respectively. Intangible assets amortization was

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13
Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended March 31, 2010

			Net Interest Income					Other Income				G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
						Loss	NII				Total								MEMO:	MEMO:
		Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income (1)	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate

Atlantic Coast Federal Corporation
March 31, 2010		-2.99%	4.91%	2.62%	2.30%	2.36%	-0.07%	0.00%	0.00%	0.91%	0.91%	2.39%	0.29%	-0.63%	0.00%	5.23%	3.01%	2.22%	$5,473	0.00%

All Public Companies
Averages		-0.12%	4.83%	1.89%	2.94%	0.93%	2.02%	0.03%	-0.07%	0.81%	0.77%	2.72%	0.09%	-0.04%	0.03%	5.15%	2.17%	2.98%	$6,095	31.64%
Medians		0.25%	4.86%	1.83%	2.98%	0.48%	2.29%	0.00%	-0.01%	0.57%	0.55%	2.63%	0.00%	0.00%	0.00%	5.13%	2.15%	3.01%	$4,858	31.79%

State of GA
Averages		-3.06%	4.96%	2.66%	2.30%	2.40%	-0.10%	0.00%	-0.24%	1.45%	1.21%	2.42%	0.30%	-0.65%	0.00%	5.30%	2.89%	2.41%	$5,749	NM
Medians		-3.06%	4.96%	2.66%	2.30%	2.40%	-0.10%	0.00%	-0.24%	1.45%	1.21%	2.42%	0.30%	-0.65%	0.00%	5.30%	2.89%	2.41%	$5,749	0.00%

Comparable Group
Averages		-0.17%	4.75%	1.68%	3.07%	1.04%	2.03%	0.02%	-0.12%	0.85%	0.75%	2.89%	0.05%	-0.16%	0.00%	5.16%	1.92%	3.24%	$5,260	33.10%
Medians		-0.07%	4.69%	1.78%	3.08%	1.01%	2.17%	0.00%	-0.01%	0.63%	0.60%	2.88%	0.04%	-0.07%	0.00%	5.17%	2.06%	3.24%	$4,190	29.39%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	-0.63%	4.35%	1.77%	2.57%	1.57%	1.00%	0.00%	0.00%	-0.14%	-0.14%	1.88%	0.00%	-0.04%	0.00%	4.67%	2.19%	2.48%	$8,227	43.54%
BFIN	BankFinancial Corp. of IL	-0.01%	4.62%	1.20%	3.42%	0.53%	2.89%	0.00%	-0.07%	0.67%	0.60%	3.24%	0.11%	-0.10%	0.00%	4.99%	1.46%	3.53%	$4,190	23.91%
CITZ	CFS Bancorp, Inc. of Munster IN	-0.12%	4.59%	1.12%	3.47%	1.25%	2.22%	0.07%	-0.29%	1.50%	1.28%	3.85%	0.00%	-0.10%	0.00%	5.01%	1.26%	3.75%	$3,500	55.58%
FSBI	Fidelity Bancorp, Inc. of PA	-0.35%	4.40%	2.36%	2.04%	0.77%	1.27%	0.09%	0.00%	0.51%	0.60%	2.05%	0.00%	-0.56%	0.00%	4.59%	2.56%	2.03%	$4,849	49.89%
FDEF	First Defiance Financial Corp. of OH	0.26%	4.90%	1.53%	3.36%	1.35%	2.02%	0.00%	-0.01%	1.18%	1.17%	2.83%	0.07%	0.12%	0.00%	5.36%	1.75%	3.61%	$3,723	19.56%
FPTB	First PacTrust Bancorp of CA	0.27%	5.03%	1.78%	3.25%	1.40%	1.85%	0.00%	-0.09%	0.42%	0.33%	1.85%	0.00%	-0.08%	0.00%	5.31%	2.01%	3.30%	$9,718	NM
JFBI	Jefferson Bancshares Inc. of TN	0.16%	4.70%	1.88%	2.82%	0.54%	2.28%	0.09%	0.00%	0.44%	0.53%	2.59%	0.09%	0.18%	0.00%	5.33%	2.15%	3.19%	$4,068	28.74%
LEGC	Legacy Bancorp, Inc. of MA	-0.87%	4.67%	1.81%	2.86%	0.69%	2.17%	0.00%	-0.02%	0.59%	0.57%	2.93%	0.07%	-0.90%	0.00%	5.02%	2.10%	2.92%	$5,376	29.39%
MFSF	MutualFirst Financial Inc. of IN	0.19%	4.97%	2.05%	2.92%	0.46%	2.45%	0.00%	0.00%	0.95%	0.95%	2.99%	0.10%	-0.05%	0.00%	5.47%	2.29%	3.18%	$3,690	7.81%
RVSB	Riverview Bancorp, Inc. of WA	-0.62%	5.26%	1.29%	3.97%	1.81%	2.16%	0.00%	-0.73%	2.35%	1.62%	4.65%	0.01%	-0.06%	0.00%	5.89%	1.45%	4.44%	NM	39.48%

(1)	Adjusted for the reinvestment income generated by the supplemental offering consistent with the presentation in Table 1.2.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14
nominal for both the Company and the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the incremental cost of the stock-based benefit plans as well as the reestablishment of a portion of the SERP Plan expense upon completion of the Second Step Conversion Offering.
     ACFC’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 74.5% is more favorable than the Peer Group’s ratio of 75.7%, as the Company’s lower net interest income was more than offset by its lower operating expense ratio and higher non-interest income from a core earnings standpoint. However, loan loss provisions have adversely impacted the Company’s core earnings levels to a greater extent as noted below. On a post-offering basis, the Company’s efficiency ratio may improve marginally with the reinvestment of the offering proceeds, and thus remain at an advantage.
     Loan loss provisions are at high levels relative to the historical averages reflecting the increasing level of NPAs for both the Company and the Peer Group. Specifically, loan loss provisions equaled 2.36% of average assets for ACFC for the 12 months ended March 31, 2010, which exceeded the average of 1.04% for the Peer Group. While the Company is anticipating that its loan loss provisions may be lower in the future, estimating the level of future loan loss provisions is difficult in the current operating environment and may be predicated on the stabilization of ACFC’s credit quality ratios among other factors. In this regard, the Company’s is seeking to reduce NPAs through a sale of assets (estimated $7.0 million net book value) in June 2010 and while the resulting loss ($2.0 million to $3.0 million) will diminish capital, the proceeds from the Second Step Conversion and Supplemental Offering will more than offset the reduction in capital. Management believes that the reduction in NPAs will enhance and stabilize the Company’s long-term earnings.
     Non-operating expenses were comparatively modest for the Peer Group, equal to 0.16% of average assets, in comparison to the Company’s non-operating expenses equal to 0.63%. The Company’s non-operating expenses consisted of loss on the sale of loans and REO as well as non-cash OTTI and goodwill impairment charges offset by more modest gains on securities sales and elimination of the SERP liability. Notwithstanding the magnitude of the non-operating losses, the Company was not profitable even after excluding such items in the calculation of estimated core earnings.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15
     The Company reported a tax expense for the most recent twelve month period notwithstanding the operating losses. The tax expense reflects the establishment of valuation allowances on deferred tax assets rather than an actual cash payment for taxes. The Company expects to be in a non-taxable position for at least the near term future. In contrast, it appears that the majority of the Peer Group companies are in a taxable position with an average tax rate of 33.10%.
Loan Composition
     Table 3.4 presents the most recent data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for others, and risk-weighted assets. The Company’s loan portfolio composition reflected a higher level of 1-4 family permanent mortgage loans/assets based on respective ratios of 42.77% and 31.48%. Coupled with a higher portion of assets in MBS (19.18% for the Company versus 8.02% for the Peer Group), the combination of 1-4 family mortgages and MBS equaled 61.95% for the Company as compared to 39.50% for the Peer Group.
     The data reflects that the Peer Group’s lending activities show greater diversification in multi-family and commercial mortgage lending. Specifically, multi-family and commercial mortgage loans represented 8.67% of assets for the Company versus an average of 24.85% for the Peer Group. Most other areas of high risk-weight lending were also modestly greater for the Peer Group as the proportion of construction and land loans and commercial business loans both exceeded ACFC’s investment. Conversely, the Company’s investment in consumer loans exceeded the Peer Group average (7.87% for the Company versus an average of 1.38% for the Peer Group). Reflecting the Company’s lower investment in loans overall, and higher proportion of assets invested in MBS and 1-4 family mortgage loans, the Company’s risk-weighted assets-to-assets ratio equaled 57.89% which was below the average of 74.69% for the Peer Group.
Credit Risk
     Given the importance of asset quality in investors’ perception of value in the current environment, coupled with the recent increase in NPAs, and loan loss provisions reported by the Company, we sought to include thrifts with similar asset quality characteristics in the Peer Group. Accordingly, the ratio of NPAs/assets (Including 90+ day delinquencies) equaled 6.33% for the Company versus an average of 4.28% and median of 3.94% for the Peer Group as

RP® Financial, LC.	PEER GROUP ANALYSIS III.16
Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of March 31, 2010

	Portfolio Composition as a Percent of Assets
				5+Unit
		1-4	Constr.	Comm	Commerc.		RWA/	Serviced	Servicing
Institution	MBS	Family	& Land	RE	Business	Consumer	Assets	For Others	Assets
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Atlantic Coast Federal Corporation	19.18%	42.77%	5.25%	8.67%	1.93%	7.87%	57.89%	$2,520	$0

All Public Companies
Averages	12.18%	35.02%	5.06%	22.18%	4.56%	2.28%	65.30%	$606,479	$5,873
Medians	10.58%	35.32%	3.90%	21.65%	3.39%	0.61%	65.21%	$45,390	$140

State of GA
Averages	18.98%	43.08%	4.52%	8.76%	2.12%	8.76%	57.84%	$2,520	$0
Medians	18.98%	43.08%	4.52%	8.76%	2.12%	8.76%	57.84%	$2,520	$0

Comparable Group
Averages	8.02%	31.48%	6.21%	24.85%	7.04%	1.38%	74.69%	$222,794	$1,520
Medians	7.04%	27.82%	4.18%	24.46%	5.91%	0.32%	76.22%	$51,000	$270

Comparable Group
ABBC Abington Bancorp, Inc. of PA	17.04%	36.53%	11.66%	10.20%	1.67%	0.02%	64.07%	$4,180	$31
BFIN BankFinancial Corp. of IL	5.97%	18.42%	1.61%	39.40%	15.17%	0.15%	85.58%	$267,110	$1,474
CITZ CFS Bancorp, Inc. of Munster IN	11.14%	23.69%	5.25%	32.98%	7.00%	0.08%	77.68%	$22,410	$0
FSBI Fidelity Bancorp, Inc. of PA	12.68%	31.56%	2.65%	14.90%	4.22%	0.53%	56.36%	$0	$0
FDEF First Defiance Financial Corp. of OH	4.09%	18.40%	4.31%	35.80%	16.93%	1.31%	82.57%	$1,265,750	$9,283
FPTB First PacTrust Bancorp of CA	7.26%	71.99%	1.30%	7.66%	0.06%	0.18%	74.88%	$0	$0
JFBI Jefferson Bancshares Inc. of TN	3.39%	24.08%	8.77%	25.06%	9.51%	1.03%	77.56%	$0	$0
LEGC Legacy Bancorp, Inc. of MA	6.82%	36.96%	4.04%	23.86%	3.35%	0.34%	67.36%	$79,590	$526
MFSF MutualFirst Financial Inc. of IN	11.44%	39.67%	3.91%	12.03%	4.82%	9.85%	73.05%	$459,360	$3,379
RVSB Riverview Bancorp, Inc. of WA	0.37%	13.49%	18.60%	46.58%	7.67%	0.31%	87.76%	$129,540	$509

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.17
shown in Table 3.5. While the NPA/Assets ratio is relatively high, the Company’s ratio includes $18.4 million of TDRs which are performing in accordance with the restructured terms but are considered to be an impaired asset. Excluding performing TDRs, the Company’s ratio of NPAs/Assets is materially lower, equal to 4.31% of assets.
     Reserve coverage for the Company reflects some similarities and some differences relative to the Peer Group. ACFC’s loss reserves as a percent of loans equaled 2.15% and thus exceeded the Peer Group average of 1.81% but fell within the range of ratios exhibited by the Peer Group companies individually. At the same time, the higher reserve level may be warranted by the Company’s ratio of NPAs and 90+ Day Accruing Delinquencies/Assets such that ACFC’s ratio of Reserves/NPLs, equal to 38.70%, fell between the Peer Group average and median.
Interest Rate Risk
     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, ACFC interest rate risk characteristics were considered to be slightly less favorable than the Peer Group’s, as implied by the Company’s lower tangible equity-to-assets and IEA/IBL ratios. The Company’s non-interest earning assets were modestly below the Peer Group average. On a pro forma basis, the infusion of stock proceeds should serve to improve these ratios relative to the Peer Group.
     To analyze interest rate risk associated with the net interest margin, we also reviewed quarterly changes in net interest income as a percent of average assets for ACFC and the Peer Group. In general, the recent relative fluctuations in the Company’s net interest income to average assets ratios were considered to be slightly greater than the Peer Group average, and thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.6, ACFC was viewed as maintaining a similar degree of interest rate risk exposure in the net interest margin. However, the Company’s net interest income ratio should be stabilized to some degree following the Offering, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

RP® Financial, LC.	PEER GROUP ANALYSIS III.18
Table 3.5
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of March 31 , 2010 or Most Recent Date Available

		NPAs &				Rsrves/
	REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution	Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Atlantic Coast Federal Corporation	0.55%	6.33%	5.73%	2.17%	38.70%	25.21%	$23,899	3.98%

All Public Companies
Averages	0.50%	3.76%	4.66%	1.66%	64.71%	48.71%	$1,470	0.65%
Medians	0.23%	2.61%	3.68%	1.35%	45.03%	40.21%	$448	0.26%

State of GA
Averages	0.55%	6.51%	8.81%	2.15%	24.43%	22.36%	$4,224	2.63%
Medians	0.55%	6.51%	8.81%	2.15%	24.43%	22.36%	$4,224	2.63%

Comparable Group
Averages	0.80%	4.28%	4.63%	1.81%	44.29%	34.56%	$1,989	1.00%
Medians	0.70%	3.94%	4.41%	1.55%	33.24%	28.66%	$1,286	0.72%

Comparable Group
ABBC Abington Bancorp, Inc. of PA	1.72%	4.73%	3.60%	1.22%	33.96%	15.55%	$334	0.17%
BFIN BankFinancial Corp. of IL	0.44%	4.05%	4.62%	1.50%	32.40%	27.72%	$1,957	0.66%
CITZ CFS Bancorp, Inc. of Munster IN	0.97%	7.35%	8.94%	2.67%	29.86%	25.42%	$769	0.40%
FSBI Fidelity Bancorp, Inc. of PA	0.04%	2.62%	4.26%	1.39%	32.52%	29.60%	$776	0.77%
FDEF First Defiance Financial Corp. of OH	0.62%	2.59%	2.55%	2.45%	96.03%	73.05%	$4,456	1.14%
FPTB First PacTrust Bancorp of CA	1.07%	7.25%	7.54%	1.91%	25.29%	21.54%	$1,180	0.63%
JFBI Jefferson Bancshares Inc. of TN	0.79%	3.82%	4.55%	1.19%	26.21%	21.39%	$1,268	1.10%
LEGC Legacy Bancorp, Inc. of MA	0.19%	2.06%	2.73%	1.25%	45.77%	41.59%	$5,411	3.29%
MFSF MutualFirst Financial Inc. of IN	0.60%	2.44%	2.61%	1.59%	60.77%	45.88%	$1,304	0.49%
RVSB Riverview Bancorp, Inc. of WA	1.59%	5.89%	4.90%	2.95%	60.10%	43.87%	$2,437	1.32%

Source:	Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.19
Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of March 31, 2010 or Most Recent Date Available

	Balance Sheet Measures
	Tang.		Non-Earn.	Quarterly Change in Net Interest Income
	Equity/	IEA/	Assets/
Institution	Assets	IBL	Assets	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
	(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Atlantic Coast Federal Corp. of GA MHC	7.8%	102.9%	5.6%	14	2	21	-14	8	-21

All Public Companies	10.6%	106.6%	6.3%	5	7	8	1	-4	-1
State of GA	6.2%	100.6%	6.2%	14	2	21	-14	8	-21

Comparable Group
Averages	10.3%	105.0%	8.3%	-2	-1	5	1	-7	-4
Medians	9.3%	103.7%	8.3%	-3	-3	2	0	-7	-5

Comparable Group
ABBC Abington Bancorp, Inc. of PA	16.9%	112.9%	7.3%	-4	21	-10	1	-6	-7
BFIN BankFinancial Corp. of IL	15.2%	112.4%	7.7%	-5	-4	10	-1	-15	1
CITZ CFS Bancorp, Inc. of Munster IN	10.2%	102.6%	8.9%	-11	13	7	10	17	-8
FSBI Fidelity Bancorp, Inc. of PA	6.4%	103.6%	4.5%	-3	-10	-1	-41	-4	26
FDEF First Defiance Financial Corp. of OH	8.4%	103.7%	9.0%	-12	-4	27	-2	-6	-11
FPTB First PacTrust Bancorp of CA	10.9%	106.2%	5.8%	2	-1	0	14	30	-2
JFBI Jefferson Bancshares Inc. of TN	8.4%	100.9%	12.0%	14	-17	-7	16	-47	-39
LEGC Legacy Bancorp, Inc. of MA	11.5%	107.2%	7.4%	5	-12	4	-3	-21	-3
MFSF MutualFirst Financial Inc. of IN	8.4%	100.8%	9.0%	-3	0	0	-2	-7	21
RVSB Riverview Bancorp, Inc. of WA	7.0%	99.7%	11.2%	-1	6	21	19	-7	-19
NA=Change is greater than 100 basis points during the quarter.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.20
Summary
     Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of ACFC. Such general characteristics as asset size, equity position, IEA composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1
IV. VALUATION ANALYSIS
Introduction
     This section presents the valuation analysis and methodology used to determine the estimated pro forma market value of the common stock to be issued by ACFC in conjunction with the Second Step Conversion transaction and Supplemental Offerings. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.
Appraisal Guidelines
     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994 specify the market value methodology for estimating the pro forma market value of an institution. The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2
     The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in ACFC’s operations and financial condition; (2) monitor ACFC’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and ACFC’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including ACFC’s value, or ACFC’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3
1. Financial Condition
     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:
•	Overall A/L Composition. The Company’s asset composition includes a lower proportion of loans overall, with residential mortgage loans exceeding the Peer Group average reflecting both the historical emphasis on residential mortgage lending and recent retrenchment from high risk-weight lending by ACFC. Notwithstanding the lower ratio of total loans to assets, the Company’s ratio of interest income to average assets is above the Peer Group average. The Company’s funding base exhibits some differences in relation to the Peer Group as the greater proportion of borrowings and the Company’s Florida’s operations and credit union roots have contributed to its relatively high funding costs. The Company’s less favorable ratio of IEA/IBL will improve on a post-Offering basis, thereby diminishing or reversing the current disadvantage

•	Credit Quality. The Company’s ratio of NPAs and 90+ Day Accruing Delinquencies/Assets exceeded the Peer Group average. At the same time, ACFC’s NPAs had a significant balance of TDRs which were performing pursuant to their renegotiated terms such that the ratio of NPAs/Assets compared more closely to the Peer Group average. The Company maintains greater reserve coverage in relation to total loans but reserve coverage in relation to NPLs is similar. The Company’s NPLs may be subject to further reduction in the future as it seeks to complete a bulk sale transaction but capital may also diminish as a result in the event there is a loss on sale.

•	Balance Sheet Liquidity. The Company currently maintains a higher level of cash, investments and MBS and the level of cash and investments will be bolstered over the near term with the infusion of the offering proceeds from the Second Step Conversion. The Company’s borrowing capacity is considered to be modestly lower relative to the Peer Group’s borrowings capacity, given the Company’s higher level of borrowings.

•	Equity. The Company currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, ACFC’s pro forma capital position will be enhanced modestly to levels approaching the Peer Group average and approximating the Peer Group median based on the current estimated offering range. The Company’s increased pro forma equity will enhance the leverage capacity relative to the Peer Group while the anticipated reduction in the IBL ratio will enhance ACFC’s comparability to the Peer Group.
     On balance, we considered that the completion of the Second Step Conversion will enhance the Company’s liquidity in comparison to the Peer Group while such key factors as credit risk and capital will be similar to the Peer Group. Overall, we have applied no adjustment for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4
2. Profitability, Growth and Viability of Earnings
     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.
•	Reported Earnings. The Company reported significantly higher operating losses relative to the Peer Group based on an average returns/(losses) on average assets (“ROAA”) basis (-2.99% of average assets versus -0.17% for the Peer Group). Reinvestment of the net conversion proceeds into interest-earning assets will increase the Company’s profitability, after taking into account the additional expenses related to the new stock benefit plans that will be implemented in connection with or after the Second-Step Conversion offering.

•	Core Earnings. The most significant disparity between the Company and the Peer Group’s earnings composition is with respect to loan loss provisions, which totaled 2.36% for the Company versus an average of 1.04% for the Peer Group. Additionally, net non-operating expenses equaled 0.63% for the Company which exceeded the Peer Group average of 0.16%. Accordingly, the Company’s greater operating loss is primarily attributable to these two factors. Until the level of NPAs for the Company and the Peer Group has stabilized or starts to diminish, it is expected that core earnings may continue to be subject to volatility owing to credit-related factors and other non-operating items.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Company’s net interest margin fell within the range exhibited by the Peer Group. Other measures of interest rate risk such as the capital and the IEA/IBL ratio were less favorable for the Company, thereby indicating that the Company maintained a higher dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, diminish the Peer Group’s relative advantage in this regard and improve the Company’s interest rate risk exposure position.

•	Credit Risk. As noted above, loan loss provisions were a significant factor contributing to the Company’s greater operating losses in comparison to the Peer Group. Additionally, given the high level of NPAs, both the Company and the Peer Group’s earnings will continue to be subject to credit-related volatility until the ratio of NPAs/Assets stabilizes and/or diminishes.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage. Moreover, to the extent the increased capitalization facilitates the reduction of NPAs for ACFC (potentially through bulk sale transactions at a loss to the Company), ACFC’s long term earnings potential may be enhanced. Other factors impacting the Company’s earnings growth potential include future reductions in funding costs as CDs and term borrowings mature and are replaced

RP® Financial, LC.	VALUATION ANALYSIS
IV.5
with deposit or borrowed funds at the lower rates prevailing today. Additionally, the Company has a 100% valuation allowance established for its deferred tax asset — to the extent the Company can reverse the current operating losses to earnings, NOLs may be available to offset the taxable income until they are exhausted. The availability of NOLs is potentially subject to future annual usage limitation as a result of the Second Step Conversion and Supplemental Offering and potentially owing to future ownership changes.

•	Return on Equity. Current operating losses for the Company and the Peer Group have resulted in a negative ROE, reflecting erosion of their respective capital bases. The Company is projecting that losses will diminish in the future. However, the reversal of earnings to positive levels which would result in future capital increases for both the Company and the Peer Group continues to be highly dependent on stabilization of asset quality as well as the strength and direction of the local economy and real estate markets.
     Overall, we concluded that a slight downward adjustment for profitability, growth and viability of earnings was appropriate, reflecting the Company’s greater operating losses on both a core and reported basis. The adjustment takes into account the Company’s expectations that future loan loss provisions will likely be below the fiscal 2009 levels but that the improvement will be dependent upon future economic conditions and stabilization and/or improvement in the asset quality ratios.
3. Asset Growth
     The Company’s assets shrank at an 8.1% pace for the most recent twelve month period versus a stable asset base reported by the Peer Group on average. The Company’s comparatively modest growth in the most recent period is attributable in part, to the recessionary environment which has impacted the Company’s Florida markets (Georgia markets as well but to a lesser degree) to a greater extent than many of the Peer Group’s markets (i.e., higher unemployment rates, declining real estate values, higher foreclosure rates, etc.). At the same time, the Peer Group’s growth rates are also being impacted by a recessionary economic environment and increasing NPAs. On a pro forma basis, the Company’s tangible equity-to-assets ratio will be enhanced and the Company has indicated an intent to limit the shrinkage following completion of the Second Step Conversion and Supplemental Offering. On balance, no adjustment was applied for asset growth.
4. Primary Market Area
     The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market

RP® Financial, LC.	VALUATION ANALYSIS
IV.6
served. The majority of the Company’s retail lending and depository operations are generated in Ware County, Georgia, and Duval County, Florida. Whereas the former has a relatively small population base and limited growth characteristics, the latter has is comparatively larger in terms of its total population and its historical demographic growth trends have been more favorable (see Exhibit III-2).
     Overall, the average characteristics of the Peer Group’s markets generally fell within the range reflected for ACFC’s principal markets. Specifically, the Peer Group’s markets were moderately sized in terms of total population in comparison to the relatively small market represented by Ware County and the relatively large market represented by Duval County. While population growth rates were comparatively strong for Duval County in comparison to the Peer Group average, growth in Ware County fell below the Peer Group average, while per capita income levels were below the Peer Group average for Ware County, the Company’s Florida markets including Duval, Clay and St. Johns Counties had income levels approximating or exceeding the Peer Group averages. The Peer Group’s deposit market share and average unemployment rate fell within the range exhibited by ACFC’s principal markets.
     On balance, we concluded that a slight downward adjustment was required for the Company’s market area, primarily reflecting the Company’s exposure to the Florida market and owing to investors perceptions that real estate price depreciation in Florida’s real estate markets has been greater than many other market areas and that the expected economic recovery may take longer as a result.
5. Dividends
     ACFC is currently precluded from paying a dividend under the terms of the MOU unless prior approval is received from OTS. Until the Company is released from the terms of the MOU, the Company is not expected to pay a dividend. Accordingly, no dividends are expected to be paid by ACFC over the near to intermediate term
     Seven out a total of ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.79% to 3.28%. The average dividend yield on the stocks of the Peer Group institutions was 1.50% as of May 28, 2010, representing an average payout ratio of 40.55% of core earnings. However, six of the seven Peer Group companies had payout ratios in excess of 100% or otherwise not meaningful as a result of trailing twelve month operating losses. As of May 28, 2010, approximately 63% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of

RP® Financial, LC.	VALUATION ANALYSIS
IV.7
3.06%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.
     The Company’s dividend capacity will be enhanced by the Second Step Conversion and resulting increase in capital to levels more closely approximating the Peer Group average. At the same time, the Company’s recent earnings history and the presence of the MOU which restricts the Company’s capacity to pay a dividend until the MOU’s termination or amendment are both negatives with respect to the dividend. On balance, we concluded that a slight downward adjustment was warranted for the dividends valuation parameter in comparison to the Peer Goup.
6. Liquidity of the Shares
     The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ Global Select Market. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $21.6 million to $185.3 million as of May 28, 2010, with average and median market values of $76.2 million and $54.1 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 3.0 million to 21.4 million, with average and median shares outstanding of 10.2 million and 8.4 million, respectively. The Company’s Second-Step stock offering coupled with the Supplemental Offering is expected to provide for a pro forma market value and shares outstanding that will be in the middle to lower end of the range of market values and shares outstanding indicated for Peer Group companies. Like the large majority of the Peer Group companies, the Company’s stock will continue to be quoted on the NASDAQ Global Market following the stock offering. Overall, we anticipate that the Company’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.
7. Marketing of the Issue
     We believe that four separate markets exist for thrift stocks, including those coming to market such as ACFC’s: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are

RP® Financial, LC.	VALUATION ANALYSIS
IV.8
evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift franchises in Florida and Georgia; and (D) the market for the public stock of ACFC. All of these markets were considered in the valuation of the Company’s to-be-issued stock.
     A. The Public Market
          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks started the fourth quarter of 2009 with a sell-off, as investors reacted negatively to economic data showing a slowdown in manufacturing activity from August to September and more job losses than expected for September. Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world. Good earnings reports from J.P. Morgan Chase and Intel pushed the Dow Jones Industrial Average (“DJIA”) above a 10000 close in mid-October. Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October. Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October. Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November. The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates. Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries. Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December. Mixed economic data, including a better-than-expected increase in November retail sales and November

RP® Financial, LC.	VALUATION ANALYSIS
IV.9
wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock market heading into mid-December. Worries about the state of European economies and the dollar’s surge upended stocks in mid-December. Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December. Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.
          Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January. The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks. Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010. Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months. Upbeat corporate earnings and some favorable economic news out of Europe and China help stocks to rebound in mid-February. The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering. Weak economic data pulled stocks lower at the end of February, although the 2.6% increase in the DJIA for the month of February was its strongest showing since November.
          The DJIA moved back into positive territory for 2010 in early-March, as the broader market rallied on a better-than-expected employment report for February. Stocks trended higher through mid-March, with the DJIA closing up for eight consecutive trading sessions. Factors contributing to the eight day winning streak in the DJIA included bullish comments by Citigroup, expectations of continued low borrowing costs following the Federal Reserve’s mid-March meeting that concluded with keeping its target rate near zero and a brightening manufacturing outlook. Following a one day pull back, the positive trend in the broader market continued heading into late-March. Gains in the health-care sector following the passage of health-care legislation, better-than-expected existing home sales in February, first time jobless claims falling more than expected and solid earnings posted by Best Buy all contributed to the positive trend in stocks. The DJIA moved to a 19-month high approaching the end of the first quarter, as oil stocks led the market higher in response to new evidence of global economic strength. Overall, the DJIA completed its best first quarter since 1999, with a 4.1% increase for the quarter.

RP® Financial, LC.	VALUATION ANALYSIS IV.10
          More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The DJIA closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks lead the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. On May 28, 2010, the DJIA closed at 10136.63, an increase of 19.2% from one year ago and a decrease of 2.8% year-to-date, and the NASDAQ closed at 2257.04, an increase of 27.2% from one year ago and a decrease of 0.5% year-to-date. The Standard & Poor’s 500 Index closed at 1089.41 on May 28, 2010, an increase of 18.5% from one year ago and a decrease of 2.3% year-to-date.
          The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of the fourth quarter of 2009. Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase. Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October. After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending. In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged. Thrift stocks rebounded along with the broader market going into

RP® Financial, LC.	VALUATION ANALYSIS IV.11
mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery. Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November. Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks. The favorable employment report for November added to gains in the thrift sector in early-December. Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected. More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow trading range for the thrift sector through year end. Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to credit quality related deterioration.
          Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends. An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January. Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January. Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that home prices were rising in some large metropolitan areas. Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February. Comments by the Federal Reserve Chairman that short-term interest rates were likely to remain low for at least several months helped thrift stocks to ease higher in late-February.
          The thrift sector moved higher along with the broader stock market in-early March 2010, aided by the better-than-expected employment report for February. Financial stocks lead the market higher heading into mid-March on optimism that Citigroup would be able to repay the U.S. Government after a successful offering of trust preferred securities. The

RP® Financial, LC.	VALUATION ANALYSIS IV.12
Federal Reserve’s recommitment to leaving its target rate unchanged “for an extended period” sustained the positive trend in thrift stocks through mid-March. Thrift stocks bounced higher along with the broader stock market heading into late-March, which was followed by a slight pullback as debt worries sent the yields on Treasury notes higher.
          An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then fell heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May. On May 28, 2010, the SNL Index for all publicly-traded thrifts closed at 594.2, an increase of 9.9% from one year ago and an increase of 1.2% year-to-date.
     B. The New Issue Market
          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and

RP® Financial, LC.	VALUATION ANALYSIS IV.13
existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.
          The marketing for converting thrift issues turned more positive in the fourth quarter of 2009 and the first quarter of 2010, as indicated by an increase in conversion activity and the relative success of those offerings. For the most part, the recent conversion offerings experienced healthy subscription takedowns and have traded above their IPO prices in initial trading activity. Consistent with the broader thrift market, conversion pricing reflects continued investor uncertainty over stock market trends, credit quality trends, economic trends and financial reform legislation.
          As shown in Table 4.1, one standard conversion and one second-step conversions were completed during the past three months. The standard conversion offering, Harvard Illinois Bancorp, Inc (“Harvard”), is considered to be more relevant for our analysis. Harvard’s offering was completed in April 2010 and closed between the minimum and midpoint of the offering range. Harvard’s closing pro forma price/tangible book ratio equaled 43.1%. Harvard’s stock is quoted on the OTC Bulletin Board and, as of May 28, 2010, Harvard’s stock price closed at $7.85 or 21.5% below its IPO price.
          Shown in Table 4.2 are the current pricing ratios for Eagle Bancorp Montana, which is the only company that has completed a fully-converted offering during the past three months and is traded on NASDAQ or an Exchange. Eagle Bancorp’s offering was a second-step conversion, which tends to be priced higher on a P/TB basis relative to full standard conversion offerings. Eagle Bancorp’s current P/TB ratio equaled 81.77%.
     C. The Acquisition Market
          Also considered in the valuation was the potential impact on ACFC’s stock price of recently completed and pending acquisitions of other thrift institutions operating in Florida and Georgia. As shown in Exhibit IV-4, there were 23 Florida and Georgia bank and thrift acquisitions completed from the beginning of 2008 through May 28, 2010, and there are currently 8 acquisitions pending of Florida and Georgia financial institutions. The recent acquisition activity involving Florida and Georgia savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation

RP® Financial, LC.	VALUATION ANALYSIS IV.14
Table 4.1
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

													Insider Purchases												Post-IPO Pricing Trends
			Pre-Conversion Data								Contribution to		% Off Incl. Fdn.					Pro Forma Data							Closing Price:
Institutional Information			Financial Info.		Asset Quality		Offering Information				Charitable Found.		Benefit Plans				Initial	Pricing Ratios(3)			Financial Charac.				First		After		After
	Conver.			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of		Recog.	Stk	Mgmt.&	Dividend		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	5/28/10	Change
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Harvard Illinois Bancorp, Inc. — IL*	4/9/10	HARI-OTCBB	$156	7.85%	1.78%	62%	$7.9	100%	88%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%	0.00%	43.1%	NM	4.9%	-0.4%	11.3%	-3.4%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$7.85	-21.5%
Averages — Standard Conversions:			$156	7.85%	1.78%	62%	$7.9	100%	88%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%	0.00%	43.1%	NM	4.9%	-0.4%	11.3%	-3.4%	$10.00	$10.00	0.0%	$10.00	0.00%	$10.00	0.00%	$7.85	-21.50%
Medians — Standard Conversions:			$156	7.85%	1.78%	62%	$7.9	100%	88%	11.0%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%	0.00%	43.1%	NM	4.9%	-0.4%	11.3%	-3.4%	$10.00	$10.00	0.0%	$10.00	0.00%	$10.00	0.00%	$7.85	-21.50%

Second Step Conversions
Eagle Bancorp Montana, MT	4/5/10	EBMT-NASDAQ	$306	9.89%	0.75%	33%	$24.6	60%	103%	7.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%	0.00%	81.4%	12.69	12.5%	1.0%	15.4%	6.4%	$10.00	$10.55	5.5%	$10.50	5.0%	$10.50	5.0%	$10.05	0.5%
Averages — Second Step Conversions:			$306	9.89%	0.75%	33%	$24.6	60%	103%	7.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%	0.00%	81.4%	12.7x	12.5%	1.0%	15.4%	6.4%	$10.00	$10.55	5.5%	$10.50	5.0%	$10.50	5.0%	$10.05	0.5%
Medians — Second Step Conversions:			$306	9.89%	0.75%	33%	$24.6	60%	103%	7.4%	N.A.	N.A.	8.0%	4.0%	10.0%	1.0%	0.00%	81.4%	12.7x	12.5%	1.0%	15.4%	6.4%	$10.00	$10.55	5.5%	$10.50	5.0%	$10.50	5.0%	$10.05	0.5%

Mutual Holding Company Conversions

Averages — Mutual Holding Company Conversions:
Medians — Mutual Holding Company Conversions:

Averages — All Conversions:			$231	8.87%	1.27%	47%	$16.3	80%	95%	9.2%	NA	NA	8.0%	4.0%	10.0%	4.0%	0.00%	62.2%	$12.69	8.7%	0.3%	13.3%	1.5%	$10.00	$10.28	2.8%	$10.25	2.5%	$10.25	2.5%	$8.95	-10.5%
Medians — All Conversions:			$231	8.87%	1.27%	47%	$16.3	80%	95%	9.2%	NA	NA	8.0%	4.0%	10.0%	4.0%	0.00%	62.2%	$12.69	8.7%	0.3%	13.3%	1.5%	$10.00	$10.28	2.8%	$10.25	2.5%	$10.25	2.5%	$8.95	-10.5%

Note:	* — Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” — Not Traded; “NA” — Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.
May 28, 2010

RP® Financial, LC.	VALUATION ANALYSIS IV.15
Table 4.2
Market Pricing Comparatives
Prices As of May 28, 2010

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		$10.29	$298.47	($0.10)	$12.55	18.90x	84.72%	9.99%	92.76%	17.17x	$0.24	2.03%	35.47%	$2,707	11.28%	10.53%	3.76%	-0.13%	-0.36%	-0.15%	-0.47%
Converted Last 3 Months (no MHC)		$10.05	$41.03	$0.79	$12.29	12.72x	81.77%	12.58%	81.77%	12.72x	$0.27	2.69%	34.18%	$327	0.00%	0.00%	0.77%	0.99%	NM	0.98%	NM

Converted Last 3 Months (no MHC)
EBMTD	Eagle Bancorp Montanta of MT	$10.05	$41.03	$0.79	$12.29	12.72x	81.77%	12.58%	81.77%	12.72x	$0.27	2.69%	34.18%	$326	0.00%	0.00%	0.77%	0.99%	NM	0.99%	NM

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.16
may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence ACFC’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in ACFC’s stock would tend to be less compared to the stocks of the Peer Group companies.
     D. Trading in ACFC’s Stock
          Since ACFC’s stock currently trades under the symbol “ACFC” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. ACFC had a total of 13,415,545 shares issued and outstanding at May 28, 2010, of which 4,687,045 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $1.18 to $4.25 per share and its closing price on May 28, 2010 was $2.95, implying an aggregate value of $39.6 million.
          There are significant differences between the Company’s stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.
* * * * * * * * * * *
          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Additionally, we have considered the pro forma impact of the Supplemental Offering including the incremental capital to be raised over what the Company could raise absent the Supplemental Offering and participation in the offering by several large well known investors. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

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8. Management
     ACFC’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of ACFC’s Board of Directors and senior management. The Company has recently experienced operating losses and erosion of its capital base and there is currently an informal regulatory agreement in place. Importantly, many of the Peer Group companies have also experienced deterioration of their respective asset quality ratios and have reported lower earnings (or losses) relative to the historical average. The Company has recently bolstered the Board by employing an individual as Executive Chairman who has lengthy experience in the banking industry at senior executive levels of much larger institutions than ACFC. The Company currently does not have any senior management positions that are vacant.
     Overall, there does not appear to be a significant disparity between the quality and depth of management of the Company and the Peer Group. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.
9. Effect of Government Regulation and Regulatory Reform
     In summary, as a fully-converted regulated institution, ACFC will operate in substantially the same regulatory environment as the Peer Group members — all of whom are in capital compliance. Exhibit IV-6 reflects ACFC’s pro forma regulatory capital ratios. At the same time, the Company is operating under the terms of the MOU which subjects the Company to a higher level of regulatory scrutiny and oversight and, as noted previously, requires OTS approval for any dividend payments. Based on the available public disclosures, only two of the Peer Group companies are subject to similar regulatory agreements — Riverview Bancorp of WA and CFS Bancorp of IN, both of which are subject to informal regulatory agreements similar in nature to the Company’s MOU. Additionally, Fidelity Bancorp of PA has made an informal commitment to the Federal Reserve not to pay dividends.
     On balance, we have applied a slight downward for the effect of government regulation and regulatory reform, primarily to account for the presence of the MOU and the resulting enhanced regulatory oversight that the MOU implies.

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Summary of Adjustments
     Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	No Adjustment
Primary Market Area	Slight Downward
Dividends	Slight Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	Slight Downward
Valuation Approaches
     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the Second Step Conversion and the Supplemental Offering and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
     RP Financial’s valuation placed an emphasis on the following:
•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. However, both the Company and the Peer Group have experienced either operating losses or weak earnings levels which was a defining criteria for the Peer Group selection. Accordingly, the earnings approach has been rendered less

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meaningful to the Company’s pro forma valuation and we have given comparatively greater weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, particularly as the earnings approach has been rendered less meaningful to the Company’s valuation in view of ACFC recent operating losses and low earnings or losses reported by the Peer Group. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, can be a valuable indicator of value when equity and/or earnings are low, which is the case for ACFC.

•	Trading of ACFC stock. Converting institutions generally do not have stock outstanding. ACFC, however, has public shares outstanding due to the mutual holding company form of ownership. Since ACFC is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the May 28, 2010, stock price of $2.95 per share and the 13,415,545 shares of ACFC stock outstanding, the Company’s implied market value of $39.6 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the Company’s shares, and since pro forma information has not been publicly disseminated to date, the current trading price of ACFC’s stock was somewhat discounted herein but will become more important towards the closing of the offering.
     The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.
     In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity and earnings. At March 31, 2010, the MHC had unconsolidated net assets of $62

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thousand. These entries have been added to the Company’s March 31, 2010 reported financial information to reflect the consolidation of the MHC into the Company’s operations. ‘
     Consistent with the prospectus disclosure, we have taken into account the establishment of the liability for the Supplemental Executive Retirement Plan (“SERP”) equal to $925,000. The adjustment is made to historical equity in the computations of pro forma equity set forth in Exhibits IV-7 and IV-8.
     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of May 28, 2010, the aggregate pro forma market value of ACFC’s conversion stock, including the stock to-be-issued in the Supplemental Offering net of expenses, was $53,387,560 at the midpoint, equal to 5,338,756 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 65.06% current MHC ownership interest to the public, which provides for an $24,000,000 public offering at the midpoint value, and includes the impact of completion of the sale of 1,650,000 shares of stock resulting in gross proceeds of $16,500,000 in the Supplemental Offering.
     1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The reinvestment rate of 3.15% was based on the Company’s business plan for reinvestment of the net proceeds, which assumes that the net proceeds will be invested in a mix of 15 year MBS (50% of total proceeds) and U.S. Treasury securities with a weighted average maturity of five years (50% of total proceeds).
     The Company’s reported a loss equal to $28.8 million for the most recent twelve month period. Even after excluding net non-operating losses, ACFC was in a loss position owing to the high level of loan loss provisions. Six of the ten Peer Group also reported trailing twelve month operating losses while the remaining four Peer Group companies reported modest operating returns such that only one Peer Group company reported a meaningful core earnings multiple. Accordingly, in the absence of core earnings for the Company and a meaningful core earnings multiple for the Peer Group, we have primarily relied on the remaining valuation approaches to derive the Company’s pro forma market value.

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     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. The Company’s pre-conversion equity of $56.4 million was adjusted to include the impact of the net proceeds from the Supplemental Offering ($15.895 million) as well as the impact of the MHC’s net assets equal to $62 thousand (MHC assets will be consolidated with the Company’s financial statements as the result of the Second Step Conversion). In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $53.4 million midpoint valuation, ACFC’s pro forma P/B and P/TB ratios equaled 58.64% and 58.70%, respectively. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 54.18% and 61.61%, the Company’s ratios reflected a premium of 8.2% and discount of 4.7%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios of 50.78% and 56.98%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected premiums of 15.5% and 3.0%, respectively. The Company’s pro forma P/TB ratios at the minimum and the super maximum equaled 54.51% and 66.80%, respectively.
     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $53.4 million midpoint of the valuation range, the Company’s value equaled 5.62% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 6.28%, which implies a discount of 10.5% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 4.31%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 30.4%.
Comparison to Recent Offerings
     As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, Eagle Bancorp was the only second step conversion offering completed during the past three

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months. In comparison to Eagle Bancorp’s 81.4% closing forma P/TB ratio, the Company’s P/TB ratio of 58.70% at the midpoint value reflects an implied discount of 27.9%. At the top of the superrange, the Company’s P/TB ratio of 66.80% reflects an implied discount of 17.9% relative to Eagle Bancorp’s closing pro forma P/TB ratio.
Valuation Conclusion
     Based on the foregoing, it is our opinion that, as of May 28, 2010, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering including: (1) newly-issued shares representing the MHC’s current ownership interest in Company; (2) exchange shares issued to existing public shareholders of the Company; and (3) 1,650,000 shares issued in the Supplemental Offering with a value of $16,500,000 (based on the offering price), was $53,387,560 at the midpoint, equal to 5,338,756 shares at $10.00 per share. Based on the pro forma valuation and the percent ownership interest represented by the MHC Shares, the number of shares of common stock offered for sale in the Second Step Conversion will range from a minimum of 2,040,000 shares to a maximum of 2,760,000 shares, with a midpoint offering of 2,400,000 shares. Based on an offering price of $10.00 per share, the amount of the offering in the Second Step Conversion will range from a minimum of $20,400,000 to a maximum of $27,600,000 with a midpoint of $24,000,000. If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 3,174,000 shares (the “supermaximum”) equal to an offering of $31,740,000 at the offering price of $10.00 per share. The pro forma figures for shares outstanding, aggregate market value and exchange ratio at each point in the valuation range are shown below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibits IV-7 and IV-8.

RP® Financial, LC.	VALUATION ANALYSIS
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		Breakdown of Shares Issued in Second Step Conversion
		and Simultaneous Supplementary Offering of Common Stock
			Second Step Conversion Characteristics
			2nd Step	Exchange Shares
		Supplemental	Offering	Issued to the	Exchange
	Total Shares	Offering	Shares	Public Shareholders	Ratio
					(x)
Shares
Super Maximum	6,528,380	1,650,000	3,174,000	1,704,380	0.3636
Maximum	5,892,070	1,650,000	2,760,000	1,482,070	0.3162
Midpoint	5,338,756	1,650,000	2,400,000	1,288,756	0.2750
Minimum	4,785,443	1,650,000	2,040,000	1,095,443	0.2337
Distribution of Shares
Super Maximum	100.00%	25.27%	48.62%	26.11%
Maximum	100.00%	28.00%	46.84%	25.15%
Midpoint	100.00%	30.91%	44.95%	24.14%
Minimum	100.00%	34.48%	42.63%	22.89%
Aggregate Market Value(1)
Super Maximum	$65,283,800	$16,500,000	$31,740,000	$17,043,800
Maximum	$58,920,700	$16,500,000	$27,600,000	$14,820,700
Midpoint	$53,387,560	$16,500,000	$24,000,000	$12,887,560
Minimum	$47,854,430	$16,500,000	$20,400,000	$10,954,430

(1)	Based on offering price of $10.00 per share.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, ACFC’s stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of ACFC has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing ACFC shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.2750 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 0.2337 at the minimum, 0.3162at the maximum and 0.3636 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

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Table 4.3
Public Market Pricing
Atlantic Coast Federal Corp. Groupand the Comparables
As of May 28, 2010

		Market		Per Share Data(2)
		Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)									2nd Step
		Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core		Exchange	Offering
		Share(1)	Value	EPS	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Ratio	Amount
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
Atlantic Coast Federal Corp.
Superrange		$10.00	$65.28	($4.32)	$14.99	NM		66.73%	6.83%	66.80%	NM		$0.00	0.00%	0.00%	$956	10.23%	10.22%	4.96%	-2.95%	-28.82%	-2.43%	-23.80%	0.3636	$31.74
Maximum		$10.00	$58.92	($4.79)	$15.99	NM		62.55%	6.18%	62.62%	NM		$0.00	0.00%	0.00%	$953	9.89%	9.88%	4.97%	-2.96%	-29.99%	-2.45%	-24.77%	0.3162	$27.60
Midpoint		$10.00	$53.39	($5.30)	$17.05	NM		58.64%	5.62%	58.70%	NM		$0.00	0.00%	0.00%	$950	9.59%	9.58%	4.99%	-2.98%	-31.07%	-2.46%	-25.68%	0.2750	$24.00
Minimum		$10.00	$47.85	($5.92)	$18.37	NM		54.45%	5.06%	54.51%	NM		$0.00	0.00%	0.00%	$946	9.29%	9.28%	5.01%	-2.99%	-32.24%	-2.47%	-26.65%	0.2337	$20.40

All Non-MHC Public Companies (7)
Averages		$10.75	$346.94	($0.15)	$13.90	18.56	x	76.73%	8.54%	85.20%	16.60	x	$0.26	2.01%	36.14%	$3,006	10.82%	10.04%	3.52%	-0.19%	-0.44%	-0.23%	-0.77%
Medians		$10.08	$55.71	$0.20	$13.32	16.40	x	76.18%	6.85%	80.30%	15.25	x	$0.20	1.63%	0.00%	$942	9.31%	8.68%	2.44%	0.17%	2.04%	0.11%	1.67%

Comparable Group Averages
Averages		$7.32	$76.18	($0.04)	$13.73	26.70	x	54.18%	6.28%	61.61%	20.11	x	$0.12	1.50%	19.61%	$1,152	11.68%	10.46%	4.28%	-0.17%	-1.89%	-0.11%	-0.82%
Medians		$8.10	$54.13	($0.01)	$12.97	27.08	x	50.78%	4.31%	56.98%	20.11	x	$0.14	1.65%	0.00%	$1,019	11.17%	9.45%	3.94%	-0.08%	-0.63%	-0.01%	-0.13%

Comparable Group
ABBC	Abington Bancorp, Inc. of PA	$8.88	$185.25	($0.36)	$10.28	NM		86.38%	14.62%	86.38%	NM		$0.20	2.25%	NM	$1,267	16.93%	16.93%	4.73%	-0.63%	-3.48%	-0.61%	-3.39%
BFIN	BankFinancial Corp. of IL	$8.53	$182.68	$0.04	$12.31	NM		69.29%	11.72%	76.99%	NM		$0.28	3.28%	NM	$1,559	16.91%	15.49%	4.05%	-0.01%	-0.08%	0.05%	0.32%
CITZ	CFS Bancorp, Inc of Munster IN	$5.06	$54.75	($0.06)	$10.28	NM		49.22%	5.01%	49.22%	NM		$0.04	0.79%	NM	$1,092	10.18%	10.18%	7.35%	-0.12%	-1.17%	-0.06%	-0.58%
FSBI	Fidelity Bancorp, Inc. of PA	$7.10	$21.63	($0.10)	$13.63	NM		52.09%	3.06%	55.69%	NM		$0.08	1.13%	NM	$708	6.82%	6.47%	2.62%	-0.35%	-6.18%	-0.04%	-0.63%
FDEF	First Defiance Fin. Corp of OH	$10.83	$87.92	$0.20	$24.55	27.08		44.11%	4.27%	64.50%	NM		$0.00	0.00%	0.00%	$2,059	11.45%	8.65%	2.59%	0.26%	1.39%	0.08%	0.70%
FPTB	First PacTrust Bancorp of CA	$9.25	$39.26	$0.46	$18.70	27.21		49.47%	4.34%	49.47%	20.11	x	$0.20	2.16%	58.82%	$904	10.89%	10.89%	7.25%	0.27%	1.49%	0.22%	2.02%
JFBI	Jefferson Bancshares Inc of TN	$4.13	$27.60	$0.04	$11.98	25.81		34.47%	4.16%	49.58%	NM		$0.00	0.00%	0.00%	$663	12.07%	8.72%	3.82%	0.16%	1.34%	0.04%	0.33%
LEGC	Legacy Bancorp, Inc. of MA	$8.76	$76.39	($0.30)	$13.80	NM		63.48%	8.07%	70.30%	NM		$0.20	2.28%	NM	$946	12.72%	11.63%	2.06%	-0.87%	-6.75%	-0.27%	-2.13%
MFSF	MutualFirst Fin. Inc. of IN	$7.66	$53.51	$0.19	$14.12	NM		54.25%	3.60%	57.46%	NM		$0.24	3.13%	NM	$1,487	8.76%	8.42%	2.44%	0.19%	0.70%	0.09%	1.02%
RVSB	Riverview Bancorp, Inc. of WA	$3.00	$32.77	($0.47)	$7.68	NM		39.06%	3.91%	56.50%	NM		$0.00	0.00%	NM	$838	10.06%	7.20%	5.89%	-0.62%	-6.19%	-0.58%	-5.82%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information. Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2010 by RP® Financial, LC.